Exhibit (b)(3)

UniCredit - Confidential

Alfasigma S. p.A.

Via Ragazzi del 99, n. 5

40133 - Bologna

FAO: Francesco Balestrieri

Florence, 16 November 2022

Re: Loan Agreement - Draft

Dear Sirs,

Further to the agreements reached, we submit our draft loan agreement under the terms and conditions specified below (the “Draft”).

***

ALFASIGMA S.p.A.

(in the capacity of Borrower)

and

UNICREDIT S.p.A.

(in the capacity of Lending Bank)

LOAN AGREEMENT

***

ANNEXES

iii

LOAN AGREEMENT

between

(1)	Alfasigma S.p.A., a joint-stock company with registered office at via Ragazzi del ‘99 n.5, Bologna, Bologna Companies Register entry no. 03432221202, in the capacity of borrower (the “Borrower”);

(2)	UniCredit S. p.A., a bank established under Italian law with registered office at Piazza Gae Aulenti 3, Torre A, Milan, entered in the Banking Register and a member of the UniCredit Banking Group – entered in the Register of Banking Groups under no. 02008.1, tax code, VAT no. and Milan-Monza-Brianza-Lodi Companies Register entry no. 00348170101, which is acting herein in the capacity of lending bank (the “Lending Bank”).

Whereas

(A)	On 7 September 2020, the Lending Bank and the Borrower signed a loan agreement pursuant to which the Lending Bank granted the Borrower a “revolving” loan for an overall maximum amount equal to €80,000,000.00 (eighty million) (the “Existing Loan Agreement” and the “Existing Revolving Loan”, respectively) expiring on 7 September 2022, to be used for the Borrower’s general financial requirements;

(B)	The Borrower and the Lending Bank have agreed to arrange a new loan for an overall maximum amount by way of principal equal to €150,000,000.00 (one hundred and fifty million) (the “Loan”), in order to provide the Borrower with financial resources to be used for general financial requirements, consisting of a single revolving credit facility (the “Revolving Credit Facility”).

(C)	The Lending Bank, relying on the truthfulness and completeness of the economic, financial and legal data and information supplied to it by the Borrower earlier, as well as the representations and warranties issued and the commitments assumed by the Borrower itself, has agreed to grant the Borrower the Loan under the terms and conditions specified below;

(D)	The Borrower notes that the Lending Bank has implemented internal procedures and regulations intended to ensure observance of the provisions of article 2358 of the Civil Code (and any other applicable legislation on the prohibition of financial assistance) by the Bank itself;

now therefore, the Lending Bank and the Borrower agree on the following contractual terms and conditions:

IT IS ARRANGED AND AGREED as follows:

1.             INTERPRETATION

1.1.             Definitions

In this agreement (hereinafter, the Agreement):

“Permitted Acquisition”: means the Borrower’s acquisition of 100% (one hundred per cent) of the interests in Sofar S. p.A.

“Affidavit” means the Affidavit as identified by the Revenue Agency pursuant to the Order of the Director of the Revenue Agency of 10 July 2013 Record No. 2013/84404 available on the website www.agenziaentrate.gov.it or any similar model as approved by the Revenue Agency at any time.

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“Certificate of Compliance” means a declaration essentially in the form set out in Annex 5 (Model Certificate of Compliance).

“Acceptable Bank” has the meaning given in Article 16.1 (Definitions) of this Agreement.

“Qualified Bank” indicates a person that is the beneficial owner of the payments or interest or equivalent income made for the purposes of this Agreement that is:

(a)	a credit institution or another financial institution authorized to carry out banking or financial activities in Italy pursuant to Legislative Decree No. 385 of 1 September 1993 or Legislative Decree No. 58 of 24 February 1998, resident for tax purposes in Italy pursuant to article 73 of the TUIR that is not acting for the purposes of this Agreement through a permanent establishment situated abroad; or

(b)	a credit institution or other financial institution authorized to carry out banking or financial activities in Italy, not resident for tax purposes in Italy, that is acting through a permanent establishment in Italy for which any payment received pursuant to the Financial Documents is classified as business income pursuant to articles 81, 151 and 152(1) of the TUIR; or

(c)	a credit institution or other financial institution authorized to carry out banking or financial activities in Italy, that (a) is not resident for tax purposes in Italy; (b) that is not acting for this purposes of this Agreement through a permanent establishment in Italy; (c) that has concluded a treaty for the avoidance of double taxation with Italy pursuant to which it is authorized to receive payments of interest or equivalent income from a person resident in Italy without the application of a Tax Withholding; and (d) that satisfies the requirements to benefit from full exemption from the Tax Withholding pursuant to the aforesaid treaty; or

(d)	a person that is the direct recipient of the payments of interest or equivalent income by the Borrower and that, pursuant to article 26(5-bis) of Presidential Decree No. 600 of 29 September 1973, as amended and supplemented at any time, is entitled to receive payments of interest and equivalent income made by the Borrower pursuant to this Agreement without the application of any Tax Withholding; or

any person to whom a payment of interest may be made without Tax Withholdings imposed by Italian law.

“Reference Banks” means Banco BPM S.p.A., Mediobanca S.p.A. and Intesa Sanpaolo S.p.A.

“Lending Bank” means:

(a)             the Original Lending Bank; and

(b)             the banks and credit and/or financial institutions that become parties to this Agreement following a Transfer.

“Original Lending Bank” means UniCredit S. p.A.

“Change of Control” has the meaning attributed to that term in Article 7.2(a) (Compulsory early repayment – Change of Control).

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“Certificate of Transfer” means a certificate substantially in the form set out in Part 1 (Certificate of Transfer) of Annex 4 (Transfer Documents).

“Transfer” has the meaning referred to in Article 24.2 (Transfers by the Lending Bank).

“Code” means the US Internal Revenue Code of 1986.

“Civil Code” means the Italian civil code whose wording was approved by Royal Decree No. 262 of 16 March 1942 and subsequent amendments and additions.

“Business Crisis and Insolvency Code” means Legislative Decree No. 14 of 12 January 2019 (Business Crisis and Insolvency Code), issued pursuant to Law No. 155 of 19 October 2017, as amended at any time, also pursuant to Legislative Decree No. 83 of 17 June 2022, as supplemented at any time.

“Associate” means, in relation to a person, a Subsidiary or Parent Company of that person, or any Subsidiary of that Parent Company.

“Non-Utilization Fee” has the meaning referred to in Article 20.1 (Non-Utilization Fee).

“Subscription and Structuring Fee” has the meaning referred to in Article 20.1 (Subscription and Structuring Fee).

“Notification of Transfer” means a notification substantially in the form set out in Part 2 (Notification of Transfer) of Annex 4 (Transfer Documents).

"Current Account" means the current account in the name of the Borrower no. 500007450, opened at the Lending Bank, CIB Operational Branch Rome, IBAN IT21S0200805351000500007450.

“Agreement” means this loan agreement.

“Parent Company” means, with regard to a person, the company in whose respect that person is a Subsidiary.

“Subsidiary” means a company controlled pursuant to article 2359(1)(1) and (2) of the Civil Code.

“Relevant Subsidiary”: means, at any time, each Group company whose EBITDA represents, based on the most recent Certificate of Compliance and/or consolidated Group financial statements submitted to the Lending Bank, individually, at least 5% (five per cent) of the Group EBITDA and/or whose total assets represent, individually, at least 10% (ten per cent) of the Group’s total assets.

“Costs of Reuse” means the amount which, pursuant to this Agreement, the Lending Bank is authorized to receive by way of indemnity in the event of early repayment (voluntary or, with the exception of the repayments provided for by Article 7.1 (Compulsory early repayment – violation of the law) of the Loan, compulsory) calculated by the Lending Bank as the algebraic difference with a positive value between:

(a)   the amount of interest (excluding the Margin) that the Lending Bank would have received for the period elapsing between the date on which the payment has been made and the last day of the Period of Interest in progress if the payment had been made on the last day of that Period of Interest; and

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the amount of interest that the Lending Bank would receive by depositing an amount equal to the amount of the early payment at a leading institution on the interbank market for the period elapsing between the date of the payment made and the last day of the Period of Interest in question.

“FATCA Application Date” means:

(a)	1 July 2014, with regard to a “withholdable payment” as indicated in section 1473(1)(A)(i) of the US Tax Code (relating to payments of interest and several other payments originating in USA); or

(b)	with regard to a “passthru payment” as described in section 1471(d)(7) of the US Tax Code that does not fall within the scope of application of paragraph (a), the date from which that payment may become subject to deduction and/or withholding pursuant to the FATCA.

“Transfer Date” has the meaning referred to in Article 24.3 (Transfer Procedure).

“Interest Payment Date” means the last day of each Period of Interest into which the Loan is subdivided.

“Final Expiry Date” means the date falling on the second anniversary of the Date of Signature.

“Date of Signature” means the date of signature of this Agreement.

“Utilization Date” means the Business Day indicated by the Borrower in the relevant Utilization Request for the drawdown of a Utilization to be made of the Revolving Credit Facility, as better described in Article 5 (Drawdown).

“Financial Documents” means:

(a)	this Agreement;

(b)	each Utilization Request;

(c)	each Certificate of Transfer;

(d)	each Notification of Transfer; and

(e)	any other contract or document designated as such, jointly, by the Lending Bank and by the Borrower.

“Material Adverse Effect” means the consequences of any event occurring that may be significantly prejudicial to:

(a)	the asset, financial or operating situation of the Borrower and/or of the Group considered overall; or

(b)	the Borrower’s capacity to meet its payment obligations provided for in the Financial Documents, taking into account the due dates stipulated by contract; and

(c)	the validity or efficacy of the Financial Documents.

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“EURIBOR” means the benchmark index known as the Euro Interbank Offered Rate (with the divisor 360 (three hundred and sixty) days), as reported at 11:00 (CET) on the Trading Day – under the supervision of the Euribor Panel Steering Committee – by EMMI (European Money Markets Institute) (or any other person appointed to replace EMMI) for each corresponding Period of Interest, and generally published in “Il Sole 24 Ore” and other sources of financial information (such as Reuters or Bloomberg). It remains understood that, if the EURIBOR has a negative value, for the purposes of this Agreement and the other Financial Documents, the EURIBOR shall be deemed to be equal to zero.

“euro” means the single currency of the Participating Member States.

“Material Event” means an event qualified as such pursuant to this Agreement.

“Operational Branch” means the branch through which the Lending Bank provides its Participating Share.

“Loan” has the meaning attributed to this term in statement (B) of this Agreement.

“Guarantees Beyond The Threshold” means:

(a)	the existing guarantees issued in favor of third parties at the time of signature of the Agreement or the guarantees replacing such guarantees issued at any time;

(b)	the personal guarantees issued by a Group company – or the counter guarantees for the issue of bank or other guarantees – in the interests of other Group companies for obligations contracted by those companies within the scope of ordinary business activities;

(c)	the guarantees of any type issued in favor of Italian or foreign courts; and

(d)	the guarantees issued - or the counter guarantees for the issue of bank or other guarantees – for participating in tenders, calls for bids and/or bidding proceedings within the scope of ordinary business activities.

“Real Guarantees” means any real right of guarantee, conventional privilege, transfer of assets or receivables on guarantee and any deed or deal or series of deeds or deals whose purpose or effect is to form an asset guaranteeing the interest of the pledgor or of third parties.

“Trading Day” means, with regard to any period corresponding to a Period of Interest, the day on which the prices are ordinarily reported by the leading banks on the European interbank market on deposits in euros, such day being deemed to mean the second Business Day prior to the first day of each Permitted Term or, as appropriate, the first day of each Period of Interest.

“Business Day” means a day (other than a Saturday or Sunday) that is a TARGET Day on which the banks are open for normal business in Milan.

“Group” means the Borrower and its Subsidiaries.

“Total Commitment” means an overall amount not exceeding €150,000,000.00 (one hundred and fifty million) in the aggregate for the entire term of the Loan.

“Tax Indemnity” means a payment made by the Borrower to the Lending Bank with regard to a Tax Withholding or an indemnity relating to a Charge pursuant to the Financial Documents.

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“Bankruptcy Law” means Royal Decree No. 267 of 16 March 1942, as subsequently amended and/or supplemented, also in the light of the Business Crisis and Insolvency Code and Decree Law No. 118 of 24 August 2021.

“Revolving Credit Facility” has the meaning attributed to that term in Statement (B).

“Higher Charges” means:

(a)	an additional cost or increase in a cost;

(b)	a reduction in income relating to the Financial Documents due to a reduction in the Margin; or

(c)	a reduction in an amount due and payable pursuant to any Financial Document;

incurred or borne by the Lending Bank or by one of its Associates whenever it is attributable to the signature of any Financial Document or to its participation in the Loan or in the fulfilment of its obligations pursuant to a Financial Document.

“Margin” means 95 bps per annum.

“Own Resources” means:

(a)	the share capital and available reserves;

(b)	the shareholder loans, provided they are fully subordinate to the Loan, by way of principal, interest and any other amount payable for any reason, under satisfactory terms and conditions for the Lending Bank; and

(c)	non-recoverable loans, by way of capital and future increase in capital, provided that, in each case, they are not repayable to shareholders.

“FATCA Legislation” means:

(a)	sections 1471 to 1474 of the Code or any related official regulation or legislation;

(b)	any treaty, law, or official regulation or legislation implemented in any other jurisdiction, or relating to an intergovernmental agreement between USA and any other jurisdiction, which (in both cases) facilitates the implementation of the legislation indicated in paragraph (a) above; and

(c)	any agreement concluded with the United States Internal Revenue Service, the US government or any government or tax authority present in any other jurisdiction following implementation of the legislation referred to in paragraphs (a) or (b) above.

“Extraordinary Transactions” means any extraordinary transaction, including, merely by way of example, any merger, demerger, increase or reduction in share capital or purchase of treasury shares.

“Sustainability Option”: means the sustainability option to be exercised, on an optional basis, by the Beneficiary, as provided for by article 7.1(C).

“Sanctioned Country” refers to any country or other territory that is subject to Sanctions at national or territorial level, or whose government is subject thereto.

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“Related Party” has the meaning referred to in the Consob Regulation adopted with decision no. 17221 of 12 March 2010 (as subsequently amended).

“Parties” means the parties to this Agreement.

“Clean Down Period” has the meaning attributed to that term in Article 6.1(d) (Repayment of the Revolving Credit Facility) of this Agreement.

“Clean Up Period” has the meaning attributed to that term in Article 17.19 (Clean Up Period) of this Agreement.

“Period of Availability” means the period of time between the Date of Signature and the date falling one month prior to the Final Expiry Date.

“Period of Interest” has the meaning attributed to that term in Article 8.2 (Period of Interest).

“Exempt FATCA Person” means a Party or Sub-Participant entitled to receive payments not liable to a FATCA Withholding.

“Accounting Principles” means:

(a)	with regard to companies under Italian law, the legal principles applicable at any time, on the preparation of the statutory financial statements as supplemented by the Consiglio Nazionale dei Commercialisti [National Association of Chartered Accountants], by the documents issued by the OIC (Organismo Italiano di Contabilita [Italian Accountancy Body]);

(b)	if applied, the International Accounting Standards or International Financial Reporting Standards (as appropriate) adopted by the International Accounting Standards Board (IASB); or

(c)	with regard to companies incorporated under a law other than Italian law, the accounting principles approved by the equivalent accountancy body.

“Intellectual and Industrial Property” means the rights of ownership and use of trade marks (registered or otherwise), distinguishing marks, enterprises, names or company names, Internet domain names, works, computer programs, designs, slogans, patents (including any patent application), copyright and related rights, rights to databanks, industrial and commercial secrets, confidential information, industrial, commercial and technical information, know-how, formulae, algorithms, models, ornamental designs, methodologies and any other similar intellectual and industrial property rights, whether registered or otherwise.

“Participating Share” means, with regard to the Original Lending Bank, the amount indicated in the relevant column of Annex 1 (Lending Bank) and the amount of the Participating Share of which another Lending Bank becomes the holder pursuant to Article 24.2 (Transfers by the Lending Bank), insofar as that amount is not cancelled, transferred or reduced pursuant to this Agreement.

“Regulation (EU) No 2016/1011 ” means European Regulation No 2016/1011 of the European Parliament and of the Council of 8 June 2016 on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds and amending Directives 2008/48/EC and 2014/17/EU and Regulation (EU) No 596/2014.

“Renewal Request” has the meaning referred to in Article 5.2 (b) (Renewal of Utilizations).

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“Utilization Request” means the request for drawdown of the amounts to be used on the Revolving Credit Facility sent by the Borrower to the Lending Bank in the wording referred to in Part II (Utilization Request) of Annex3.

“FATCA Withholding” means a withholding, deduction or subtraction provided for by the FATCA Legislation regarding a payment due pursuant to the Financial Documents.

“Tax Withholding” means any withholding, deduction, subtraction or final withholding or withholding on account relating to a Charge or other payment to a government authority or other public authority, imposed by the law of any jurisdiction, other than a FATCA Withholding.

“Sanctions” means all laws, regulations, enforcement orders, restrictive measures or other legislation on economic, financial or commercial sanctions enacted, inflicted, imposed, applied or publicly notified by:

a)	the United Nations Organization;

b)	the European Union;

c)	USA;

d)	UK / Italy / Federal Republic of Germany;

e)	the government, an official institution, authority and/or agency of the persons listed in (a) to (d) above; and/or

f)	any other government, official institution, authority and/or agency with jurisdiction over the parties to this agreement and/or affiliates thereof.

“Basic Asset Position” means:

(a)	the Borrower’s consolidated financial statements as at 31 December 2021, as duly approved and certified; and

(b)	the Borrower’s financial statements as at 31 December 2021, as duly approved.

“Reference Shareholder” means Turytes S.p.A., a joint-stock company with registered office at Galleria Cavour n. 4, Bologna, Bologna Companies Register entry no. 03704150378.

“Sanctioned Party” means a party identified as subject to Sanctions, or owned or controlled by a sanctioned party.

“Guarantee Threshold” has the meaning referred to in Article 17.14 (a) (Negative Pledge).

“Participating Member State” means a Member State of the European Union that has adopted the euro as the currency with legal tender pursuant to the EU legislation on the European Monetary Union.

“TARGET Day” means a day on which the payment system known as the Trans-European Automated Real-time Gross Settlement Express Transfer 2 is operational for the settlement of payments in euros.

“Charge” means any charge, tax, stamp tax, levy, tax withholding, duty or tax charge of any kind, present or future, howsoever called (including, without limitation, relevant additional expenses, surcharges, sanctions, default interest or penalties relating thereto).

“Interest Rate” has the meaning attributed to that term in Article 8.1 (Calculation of Interest).

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“Benchmark Rate” means the EURIBOR for a reference period equal to the duration of the Period of Interest applicable as reported on the Trading Day and notified by the Lending Bank to the Borrower pursuant to this Agreement.

“TUIR” means Presidential Decree No. 917 of 22 December 1986 and subsequent amendments and additions.

“Utilization” means a Utilization drawn down or renewed on the Revolving Credit Facility pursuant to this Agreement.

1.2.             Other interpretative provisions

(a)             In this Agreement, save as otherwise indicated:

(i)	the term authorizations means and includes any authorization, license, permit, concession and other similar measure;

(ii)	the term assets means and includes present and future tangible and intangible assets and, where the context allows, present and future financial and non-financial rights;

(iii)	the term transfer and derivations thereof mean any assignment, sale or transfer for any reason of ownership of an asset or of a right;

(iv)	the term dispute means any judicial, arbitration or administrative proceedings (including, by way of example, enforcement, attachment and confiscation proceedings and proceedings for the settlement of disputes other than arbitration) pending before any ordinary or special judicial or administrative authority, tax authority, body performing judicial functions or arbitrator or arbitration panel, in Italy or abroad;

(v)	the expression legal or regulatory provision means any legislative, regulatory or administrative provision, having the force of law or regulation at national or local level, and any other source of law or directive, even if not legally binding, issued by a competent authority;

(vi)	the term indebtedness means and includes any pecuniary obligation (whether main or ancillary);

(vii)	the term change and derivations thereof mean and include any change, supplement and novation;

(viii)	the expression insolvency proceedings means and includes (i) bankruptcy or other insolvency proceedings, including, by way of example but not exhaustively, an arrangement with creditors, composition, compulsory administrative liquidation, special administration, special administration of large companies in a state of insolvency, the appointment of an official receiver or similar body, arrangement proposals, restructuring agreements (as well as partial debt restructuring, including those referred to in article 182-bis of the Bankruptcy Law) or other agreements, moratoria or restructuring agreements pursuant to article 182septies of the Bankruptcy Law, the appointment of an expert pursuant to a recovery plan pursuant to article 67(3) of the Bankruptcy Law, submission of a “pre-arrangement” application referred to in article 161(6) of the Bankruptcy Law and any other procedure indicated as a “recovery procedure” or “liquidation procedure” in Legislative Decree No. 170 of 21 May 2004 and (ii) the insolvency proceedings or measures provided for by existing or future foreign legislation having similar purposes and/or effects to the proceedings and/or measures provided for in point (i) above;

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(ix)	the term administrative order means any order issued in any form by an administrative or regulatory authority at national or local level;

(x)	the term judicial order means any order issued in any form by an ordinary, administrative or special judicial authority;

(xi)	the term person means and includes any natural or legal person, under private or public law, and any entity even without its own legal personality;

(xii)	the expression confidential information and data means the documents and information supplied by the Borrower to the Lending Bank in relation to the transaction forming the subject of this Agreement and that supplied by the Borrower to the Lending Bank at any time pursuant to Article 15 (Obligations to provide Information) of this Agreement;

(xiii)	the reference to a currency is deemed to mean any reference to the currency having legal tender in the reference State;

(xiv)	an existing Material Event means a Material Event that has not been remedied or for which the Lending Bank has expressly waived using the remedies provided for by the Agreement and by the law relating thereto.

(xv)	the references to a legal or regulatory provision are deemed to mean any provision as may be amended and includes the applicable provisions and relevant secondary legislation;

(xvi)	the references to an Article or an Annex are deemed to mean an article or an annex of this Agreement;

(xvii)	the references to a person include his universal successors;

(xviii)	the references to a Financial Document or to another document are deemed to mean that Financial Document or other document as amended at any time;

(xix)	the references to times of the day are deemed to mean Milan time.

(b)	Save as otherwise provided for, the references to periods of one or more months are deemed to mean the period commencing on one day of a calendar month and ending on the numerically corresponding day in the following calendar month or in a different month of expiry, except that:

(i)	if the numerically corresponding month is not a Business Day, the period shall end on the immediately following Business Day or, if that Business Day falls in the following month, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the month of expiry, the period shall end on the last Business Day in the month of expiry; and e

(iii)	notwithstanding the provisions of paragraph (i) above, a period commencing on the last Business Day of one month shall end on the last Business Day of the following month or of the different month of expiry.

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(c)             Save as otherwise provided for:

(i)	the references to a Party shall not include that Party if it has ceased to be a Party pursuant to this Agreement;

(ii)	a term or expression used in another Financial Document or in a communication made pursuant to a Financial Document has the meaning referred to in this Agreement;

(iii)	the Borrower’s non-pecuniary obligations pursuant to the Financial Documents shall remain in force until all its pecuniary obligations to the Lending Bank have been fulfilled; and

(iv)	in the event of a conflict between the provisions of this Agreement and the provisions of another Financial Document, the provisions of this Agreement shall prevail.

(d)	The headings to the Articles, paragraphs and Annexes of this Agreement are inserted purely to facilitate the reading hereof and may not be used to interpret the contractual provisions.

2.             LOAN

2.1.             Loan

(a)	Under the conditions provided for by this Agreement, the Lending Bank shall grant the Borrower, which accepts, the Loan, to be used as provided for in Article 5 (Drawdown).

(b)           The Lending Bank shall not be required to provide an amount exceeding the Total Commitment in any event.

3.             PURPOSE

3.1.             Intended use of the Loan

The Borrower may use the Loan solely to meet the requirements connected with the Borrower’s general cash requirements, including the payment of costs connected with the Loan.

3.2.             Absence of audit duties

The Lending Bank shall not be required to check that the Borrower’s use of the Loan complies with the provisions of this Agreement.

4.             CONDITIONS PRECEDENT

4.1.             Conditions precedent for the efficacy of the Agreement

The efficacy of all the provisions of this Agreement shall be conditional on the submission to the Lending Bank of the documents referred to in Annex 2 (Conditions precedent) Part I (Conditions precedent for the Efficacy of the Agreement) of this Agreement in a form and substance that is satisfactory to the Lending Bank.

4.2.             Conditions precedent for the drawdowns and/or renewals of the Utilizations of the Revolving Credit Facility

Each drawdown and/or renewal of a Utilization, to be made within the relevant Period of Availability, shall be conditional upon (i) the satisfaction, by the date of submission of the relevant Utilization Request and/or Renewal Request, of all the conditions precedent referred to in Annex 2 (Conditions precedent) Part II (Conditions Precedent for the drawdowns and/or renewals of the Utilizations) of this Agreement in a form and substance reasonably acceptable to the Lending Bank; and (ii) the continuation thereof on the relevant Utilization Date and/or renewal date.

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4.3.             Waiver of the Conditions

The Parties reciprocally note that the conditions precedent referred to in this Article 4 (Conditions Precedent and Subsequent) are not merely potestative as they are provided for the performance of the transactions provided for by this Agreement. Such conditions precedent are established in the sole interest of the Lending Bank which may, therefore, at its discretion and acting in good faith, decide to waive each of such conditions, in full or in part, in accordance with Article 23.2 (Exceptions) of this Agreement.

5.             DRAWDOWN

5.1.             Utilizations

(a)	Subject to fulfilment of the conditions precedent laid down in Article 4 (Conditions Precedent and Subsequent) hereof and the provisions of Article 5.3 (Lending Bank’s Participation), the Lending Bank shall, within the limits and according to the terms laid down in this Agreement, provide for the drawdown of a Utilization of the Revolving Credit Facility for the Borrower within the relevant Period of Availability with value on the Utilization Date, if the following circumstances jointly apply:

(i)	by 11:00 (Italian time) on the 3rd (third) Business Day prior to the Utilization Date, save as otherwise agreed between the Lending Bank and the Borrower, the Lending Bank has received from the Borrower a Utilization Request signed by an authorized signatory of the Borrower; and

(ii)	each Utilization Request, which shall be deemed to be irrevocable, contains the following:

(A)	the relevant Utilization Date, which (1) shall coincide with a Business Day; and (2) in any event, may not fall after the Period of Availability; and

(B)	the Utilization Term relating to the Utilization Requested, which may be 1, 3 or 6 months at the Borrower’s option;

(C)	the amount of the Revolving Credit Facility whose drawdown is requested (the “Requested Utilization Amount”), which may not in any event:

(I)	be less than €500,000 (five hundred thousand) and in any event in multiples of €1,000,000 (one million); and

(II)	be more than the Total Commitment minus (i) the amounts of the existing Utilizations (including that forming the subject of total or partial renewal); and (ii) the amounts of the Utilizations for which the Utilization Request and/or the Renewal Request is pending;

(D)	irrevocable instructions to the Lending Bank to credit the Requested Utilization Amount to the Current Account.

(b)	The Parties agree that the Revolving Credit Facility may be used by the drawdown of one or more Utilizations, without prejudice to the fact that in no event may more than 5 (five) Utilizations exist at the same time.

(c)	The amounts of the Revolving Credit Facility for which no Utilization Request and/or Renewal Request has been made upon expiry of the Period of Availability shall be deemed to be revoked and may no longer be used by the Borrower, any obligation and liability held by the Lending Bank in that respect ceasing to apply.

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5.2.             Renewal of Utilizations

(a)	The Borrower has the right to request the partial or total renewal – for a period equal to the Period of Interest and for amounts of not less than €500,000 (five hundred thousand) and in any event in multiplies of €1,000,000 (one million) - of the Utilizations already drawn down on the Revolving Credit Facility.

(b)	The Lending Bank shall implement the renewal if the following circumstances jointly apply:

(i)	by 11:00 (Italian time) on the 3rd (third) Business Day prior to the Interest Payment Date, the Lending Bank has received the relevant renewal request from the Borrower according to the model provided in Annex 3 Part III (Renewal Request) to this Agreement (the “Renewal Request”), containing the information and insertions referred to in Article (ii) insofar as they are compatible with the renewal;

(ii)	the conditions precedent referred to in Annex 2 (Conditions Precedent) Part III (Conditions precedent for the drawdown and/or renewal of Utilizations) of this Agreement have been fulfilled subject to the provisions of Article 5.3 (Lending Bank’s Participation); and

(iii)	the amount for which partial or total renewal is requested, plus (i) the amounts of the existing Utilizations (including those forming the subject of total or partial renewal) and (ii) the amounts of the Utilizations for which the Utilization Request and/or the Renewal Request are pending, does not exceed the Total Commitment applicable at any time.

(c)	It remains understood that, for the purposes of calculating interest, the renewal of the Utilizations shall be deemed to reuse and that the value date of the renewal shall be that of the Interest Payment Date, with regard to the Utilization forming the subject of renewal.

5.3.             Lending Bank’s Participation

Subject to the fulfilment of the relevant conditions precedent provided for in Article 4 (Conditions Precedent and Subsequent) and the provisions of Article 5 (Drawdown) of this Agreement, the Lending Bank shall make available the requested share of each drawdown actually requested on the Revolving Credit Line on the relevant Utilization Date.

6.             REPAYMENT

6.1.             Repayment of the Revolving Credit Facility

(a)	Subject, however, to the provisions of Articles 7 (Early Repayment and Cancellation) and 18 (Material Events), the Borrower undertakes to return, in a single instalment, the entire amount of each Utilization provided for it on the relevant Interest Payment Date. The amounts of the Utilizations repaid at the relevant Utilization Expiry Date may be reused or renewed by the Borrower according to the terms, and within the limits and conditions, provided for by this Agreement by the expiry date of the Period of Availability, subject, however, to the fact that, disregarding any different provision of this Agreement, the Utilizations existing at the Final Expiry Date shall be repaid, in a single instalment, at the Final Expiry Date.

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(b)	In the event of renewal – pursuant to, and observing and without prejudice to the terms and conditions referred to in Article 5.2 (Renewal of Utilizations) above – of the amounts of a previous Utilization, if the amount forming the subject of renewal:

(i)	is lower than that of the previous Utilization, observing the limit laid down in Article (a), however, the Borrower shall repay the difference at the Utilization Expiry Date relating to the previous Utilization;

(ii)	coincides with that of the previous Utilization, it shall not give rise to any repayment or drawdown, without prejudice, in any event, to the Borrower’s obligation to pay, on the relevant Interest Payment Date, the interest and other charges accrued on the Utilization at any time.

(c)	At any time during the Period of Availability, the Borrower shall have the right to request the revocation of all or part, in amounts of not less than €500,000.00 (five hundred thousand) and, in any event, in multiples of €1,000,000.00 (one million), of the Total Commitment by sending – at least 5 (five) Business Days prior to the date on which the Borrower wishes the revocation to take effect – written notification to the Lending Bank indicating the amount forming the subject of revocation and the date planned for such revocation. At that date, the Total Commitment shall be deemed to be revoked and cancelled in an amount equal to the amount indicated by the Borrower in the aforesaid written notification and that amount may no longer be used by the Borrower, any obligation and/or liability held by the Lending Bank in that respect ceasing to apply.

(d)	As from 1 January 2023, the Borrower undertakes to ensure that, for at least 5 (five) consecutive Business Days (“Clean Down Period”) during the course of each twelve-month period as from the aforesaid date, the amount of the existing Utilizations – previously reduced by the value of the credit balances in the Group’s current accounts immediately free and available - does not exceed an amount equal to 50% (fifty per cent) of the Total Commitment existing at any time, it remaining understood that at least 6 (six) months must elapse between two consecutive Clean Down Periods.

(e)	The Borrower shall send the Lending Bank, by the Fifth Business Day after the end of the Clean Down Period, a certificate signed by a legal representative of the Borrower certifying the Borrower’s compliance with the provisions of paragraph (d) above.

7.             EARLY REPAYMENT AND CANCELLATION

7.1.             Compulsory early repayment – violation of the law

(a)	If the Lending Bank becomes aware that its participation in the Loan or the fulfilment of the obligations assumed by it pursuant to the Financial Documents has become illegal owing to (i) the violation of legal or regulatory provisions applicable thereto enacted after the Date of Signature or a change in the interpretation or application, by the authorities competent for that purpose, of a legal or regulatory provision applicable thereto or of the repeal of such provisions; and/or (ii) the enactment of binding regulations, provisions or directives by authorities performing control or supervisory functions in respect of the Lending Bank or by monetary, tax and exchange authorities (including the European Central Bank), and, on that account, the Loan provided by the Lending Bank has to be fully repaid, the Lending Bank shall promptly notify the Borrower thereof. At the Borrower’s request, the Lending Bank shall initiate negotiations in good faith in order to reach an agreement on possible remedies.

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(b)	Following the notification referred to in paragraph (a) above, if the agreement referred to in the foregoing paragraph is not reached within 20 (twenty) Business Days as from the notification to be given as from that date or, in any event, if earlier, by the last day permitted by the applicable legislation:

(i)	the Revolving Credit Line shall be immediately and automatically cancelled and no longer available; and

(ii)	the Borrower shall immediately repay to the Lending Bank in full the amounts payable under the Agreement, the interest accrued and any other amount due pursuant to the Financial Documentation.

7.2.             Compulsory early repayment – Change of Control

(a)	For the purposes of this Article 7.2 (Compulsory early repayment – Change of Control), a “Change of Control” shall occur if, at any time, the Reference Shareholder ceases to hold, at any time, either directly or indirectly, an interest equal to 50.01% in the Borrower’s share capital representing, at any time, the majority of votes able to approve resolutions of the Borrower’s ordinary and (on the first call) extraordinary shareholders’ meeting and such as to determine the appointment of the majority of members of the Borrower’s board of directors, without prejudice in any event to the right of veto provided for the “B Shareholders” (as defined pursuant to the Borrower’s articles of association in force on the Date of Signature) as provided for by the Borrower’s articles of association in force on the Date of Signature.

(b)	The Borrower shall notify the Lending Bank immediately of any Change of Control for the purposes of the provisions of paragraph (a) above.

(c)	Following a Change of Control involving a change in the structure as described in paragraph (a) above, (i) the Revolving Credit Facility shall be immediately and automatically cancelled and no longer available; and (ii) the Borrower shall immediately repay the amounts due on the Revolving Credit Facility and pay the interest and any other amount due to the Lending Bank pursuant to the Financial Documents.

7.3.             Optional early repayment

The Borrower may, at its discretion, repay the Loan early at any time (except for the payment of the Costs of Reuse, if the early repayment does not coincide with the expiry of a Period of Interest), giving the Lending Bank not less than 5 (five) Business Days’ notice.

7.4.             Optional cancellation

The Borrower may cancel, in full or in part, the unused amount of the Revolving Credit Facility at any time, giving the Bank not less than 5 (five) Business Days’ notice.

7.5.             Other provisions

(a)	Notifications of repayment or cancellation sent by the Borrower pursuant to this Agreement shall specify the repayment date or effective cancellation date and the relevant amount forming the subject of repayment or cancellation.

(b)	Any early repayment pursuant to this Agreement shall be made together with the payment of the interest accrued on the amount forming the subject of repayment. No premiums or penalties shall be applied to early repayments, whether voluntary or compulsory, without prejudice in any event to any Costs of Reuse if the early repayment does not coincide with the expiry of a Period of Interest.

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(c)	The Borrower may not cancel the Loan or repay any amount drawn down on the existing Revolving Credit Facility early apart from the cases expressly provided for by this Agreement.

(d)	The amounts of the Loan cancelled pursuant to this Agreement may not be subsequently made available to the Borrower again.

8.             INTEREST

8.1.             Calculation of interest

For the drawdown of the principal amount of the Revolving Credit Line, as from the relevant Utilization Date, the Borrower shall pay the Lending Bank an interest rate equal to the Benchmark Rate applicable to the relevant Period of Interest at any time plus the Margin (the “Interest Rate”).

It remains understood that, within 12 (twelve) months of the Date of Signature of this Agreement, the Borrower may exercise, by written notification to be sent to the Lending Bank, the option to apply suitable provisions for the adjustment of the Margin based on the trend of the sustainability indicators (the “Sustainability Option”). If the Borrower exercises the Sustainability Option, the Borrower and the Lending Bank shall negotiate the sustainability indices in good faith on the basis of the achievement of which the Margin shall be adjusted and the procedure for the adjustment of the Margin itself to achieve the aforesaid sustainability indices.

8.2.             Period of Interest

To calculate the interest payable by the Borrower on the Loan, the term of each period of interest shall be equal to 1 (one), 3 (three) or 6 (six) months depending on the choice made by the Borrower in the relevant Utilization Request (each one, a “Period of Interest”).

8.3.             Payment of Interest

(a)	The Borrower shall pay, in arrears, on the relevant Interest Payment Date and with the same value date, the interest accrued on the Loan at any time, at the Interest Rate. The interest calculated based on the Interest Rate shall be paid as provided for in Article 10 (Tax and Other Charges) of this Agreement.

(b)	If the Interest Payment Date does not fall on a Business Day, that Interest Payment Date shall be deferred to the immediately following Business Day in the calendar month in progress, or shall be brought forward to the immediately previous Business Day if the Interest Payment Date falls on a day (other than a Business Day) corresponding to the last day of the calendar month.

(c)	Notwithstanding any different provision of this Agreement, the last Period of Interest shall end no later than the Final Expiry Date.

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8.4.             Default interest

(a)	In the event of late payment by the Borrower of any amount by way of principal due pursuant to this Agreement in relation to the Revolving Credit Facility, default interest shall be payable – calculated at a rate equal to the applicable Interest Rate plus 2 percentage points per annum on the aforesaid sums due and outstanding – for a period of time running from the day on which the payment should have been made (included) to the day of actual payment (excluded), it remaining understood that such period shall be subdivided into successive periods, each of which (apart from the first which shall commence on the day on which the payment should have been made (excluded)) shall run from the last day of the previous period and the term of each one shall be selected by the Lending Bank.

(b)	Without prejudice to the Bank’s right to declare this Agreement terminated owing to the Borrower’s default, default interest shall accrue, even in the event of application of the acceleration clause in respect of the Borrower, automatically, without the need for any notification of default.

8.5.             Notification of the applicable interest rate

The Interest Rate shall be (i) calculated by the Lending Bank for the number of actual days elapsed included in the Period of Interest, divided by 360 (three hundred and sixty) and (ii) shall be notified by the Lending Bank to the Borrower in writing within 2 (two) Business Days following receipt of the relevant Utilization Request by the Bank and, in any event, not after the relevant Utilization Date, without prejudice to the fact that the applicable Interest Rate shall be notified by the Lending Bank to the Borrower in writing promptly after the relevant Trading Day. It remains understood that the calculation of interest based on the actual calendar days divided by 360 (three hundred and sixty) has been expressly negotiated between the parties in relation to the EURIBOR and the Margin on the Revolving Credit Facility.

8.6.             Provisions regarding usury

It remains understood that, if the amount resulting from the sum of the Costs of Reuse (where due), the fees due pursuant to the Fee Letters, the Non-Utilization Fee, the Interest Rate, the default interest referred to in Article 8.4 (Default interest), and any other charge payable by the Borrower pursuant to the Financial Documentation exceeds the maximum limit permitted by Law No. 108 of 7 March 1996 (“Provisions regarding usury”) (as subsequently amended and/or supplemented) or any amount payable pursuant to the Financial Documents exceeds a compulsory maximum threshold imposed by mandatory legal provisions, that relevant amount shall be deemed to be automatically reduced to the maximum limit permitted by the applicable legislation.

9.             ALTERNATIVE RATES

9.1.             Non-listing by a Reference Bank

If:

(i)	the EURIBOR is determined based on the rates offered by the Reference Banks and on, or around, 15:00 (Brussels time) on the Trading Day for a Period of Interest no Reference Bank or just one Reference Bank provides the rates to determine the EURIBOR for that Period of Interest; and/or

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(ii)	prior to the closing of European interbank market activities on the Trading Day for the relevant Period of Interest, if the cost that the Lending Bank has to bear to obtain the funding, from any source that may be selected, exceeds the EURIBOR applicable for the relevant Period of Interest;

then the Lending Bank shall promptly inform the Borrower thereof and the Interest Rate applicable to the relevant Period of Interest (and, with regard to the circumstance referred to in point (ii), up to expiry of the Period of Interest to which that circumstance applies or until an agreement is reached as provided for by Article 9.2 (Alternative rates)), shall be equal to the sum of the Margin and the annual percentage rate applicable to the Lending Bank to obtain funding (to be obtained from any source reasonably selected by the Lending Bank) of an amount corresponding to or approximately corresponding to the relevant Participating Share, it remaining understood, however, that such rate shall in any event be notified by the Lending Bank prior to the Interest Payment Date in question.

9.2.             Alternative rates

Without prejudice to the provisions of Article 9.3 (Replacement of the Euribor) below, upon the occurrence of one of the events provided for by Article 9.1 (Non-listing by a Reference Bank), at the request of the Lending Bank or the Borrower, the Lending Bank and the Borrower shall conduct negotiations for a period not exceeding 30 (thirty) consecutive calendar days to reach an agreement on the criteria for determining an alternative benchmark rate. Such alternative benchmark rate shall be binding on the Parties provided that the Lending Bank has given its consent thereto. It remains understood that, during the negotiations referred to in this Article 9.2 and until a binding agreement is reached between the Parties, the applicable Interest Rate shall be determined pursuant to Article  9.1 (Non-listing by a Reference Bank) of this Agreement.

9.3.             Substitution of the EURIBOR

(a)             Upon the occurrence of a Euribor Substitution Event, any amendment or waiver providing for:

(i)	the use of a Substitute Parameter; and

(ii)	any of the following items:

(1)	the alignment of any provision of a Financial Document to include the use of such Substitute Parameter;

(2)	the implementation of such Substitute Parameter for the calculation of interest pursuant to this Agreement (including, without any limitation, any resulting amendment requested in order to allow the use of such Substitute Parameter for the purposes of this Agreement);

(3)	the implementation of the market conventions applicable to such Substitute Parameter;

(4)	the insertion of suitable fallback (and market distortion) clauses with regard to such Substitute Parameter; or

(5)	the adaptation of the economic conditions in order to reduce or eliminate, insofar as is reasonably possible, any transfer of economic value from one Party to another as a result of the application of the aforesaid Substitute Parameter (and if any adjustment or method of calculating any adjustment has been formally designated, identified or recommended by the Competent Body, the adjustment in question shall be determined based on such designation, identification or recommendation);

may only be made with the consent of the Lending Bank and the Borrower.

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(b)             For the purposes of this Article 9.3 (Substitution of the Euribor):

“Euribor Substitution Event” means, with regard to the Euribor:

(i)	the substantial amendment, in the opinion of the Lending Bank and the Borrower, in the methodology, formula or other means of calculation for determining the Euribor; or

(ii)	the occurrence of one of the following events:

(1)

(I)	the Euribor administrator or the relevant supervisor has publicly announced that such administrator is insolvent; or

(II)	information reasonably confirming that the Euribor administrator is insolvent has been published in any order, decree, notice, application or filing, howsoever described, presented to a court, tribunal, foreign exchange market, regulatory authority or similar administrative, regulatory or judicial body;

without prejudice to the fact that, in any event, on the date of the relevant announcement of the relevant information, there is no successor as administrator able to continue to provide the Euribor;

(2)	the Euribor administrator publicly announces that it has ceased or is ceasing to provide the Euribor permanently or indefinitely and, on that date, there is no successor as administrator able to continue to provide the Euribor;

(3)	the supervisor of the Euribor administrator publicly announces that the Euribor has not been or will no longer be published permanently or indefinitely;

(4)	the Euribor administrator or its supervisor publicly announces that the Euribor can no longer be used;

(5)	the supervisor of the Euribor administrator publicly announces, or publishes information affirming, that the Euribor is no longer or, as from a future specified date will no longer be, representative of the underlying market or of the economic reality whose function it is to measure and that its representativity will not be restored (as determined by that administrator).

“Competent Body” means any competent central bank, regulator or other supervisory authority or all such persons, or any working group or committee sponsored or chaired by, or formed on the request of, any of the aforesaid persons or the ‘Financial Stability Board’ (FSB).

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“Substitute Parameter” means a benchmark rate that is:

(i)            formally designated, identified or recommended as a substitute for the Euribor by:

(1)           the Euribor administrator; or

(2)           any Competent Body;

if substitutions have been formally designated, identified or recommended, at the relevant time, pursuant to both paragraphs (1) and (2) above, the Substitute Parameter shall be that indicated pursuant to paragraph (2) above;

(ii)	based on the opinion of the Lending Bank and the Borrower, generally accepted on the (international and domestic) markets for syndicated loans as a suitable successor to the Euribor;

(iii)	based on the opinion of the Lending Bank and the Borrower, a suitable successor to the Euribor.

10.             TAX AND OTHER CHARGES

10.1.             Liability for Charges

Save as provided for in Article 24.4 (Charges relating to transfers), and except in cases where charges are payable as a result of an event of cases of use, pursuant to the Note to article 1, Tariff, part II, attached to Presidential Decree No. 131/1986, declaration, pursuant to article 22 of Presidential Decree No. 131/1986, or the voluntary registration of one or more Financial Documents or any acts or orders associated therewith by the Lending Bank (except in the case where such voluntary registration is necessary to establish, exercise, assert or render valid, effective or enforceable the rights held by such persons pursuant to this Agreement and the rest of the Financial Documents), the Borrower shall bear the costs relating to all stamp and registration taxes and other documentary Charges applicable to the signature, implementation and enforcement of the Financial Documents.

10.2.             Tax credits

In this Article 10 (Tax and other charges), “Tax Credit” means a credit accrued or tax relief on the payment of a Charge and/or other tax charges to be used for offsetting and/or for requesting repayment.

10.3.             Gross-up

(a)	The Borrower shall make all the payments due pursuant to the Financial Documents without the application of any Tax Withholdings, excluding the Tax Withholdings required by law.

(b)	If one of the Parties becomes aware that the Borrower is required to make a Tax Withholding, it shall promptly notify the other Parties thereof.

(c)	If a Tax Withholding is required by law, the amount of the payment due by the Borrower shall be increased by an amount (the “Additional Amount”) so that the amount received by the Lending Bank (net of the Tax Withholding, including in relation to the Additional Amount) is equal to the amount that the Lending Bank would have received in the absence of the Tax Withholding.

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(d)	No Additional Amount shall be payable by the Borrower in respect of a Tax Withholding applicable to the payments due pursuant to this Agreement if, on the date on which the payment is due, the Lending Bank:

(i)	is not or has ceased to be a Qualified Bank for reasons other than a change in (or in the interpretation or application of) a legal or regulatory provision or a treaty for the avoidance of double taxation or in the official practice of the competent tax authority made after the date on which it became a Lending Bank;

(ii)	while identified as a Qualified Bank pursuant to letters (c) and (d) of the definition of “Qualified Bank” referred to in Article 1.1 above, it has failed to duly provide for the Borrower the documentation and/or information referred to in letter (g) below.

(e)	If a Tax Withholding must be applied by law, the Borrower shall pay it pursuant to the law, including the amount of the Tax Withholding on any Additional Amount paid.

(f)	Within 30 (thirty) days of the application of the Tax Withholding or of the payment made in relation to the Tax Withholding, the Borrower shall hand over to the Lending Bank the documentation providing evidence of the Tax Withholding made or, where applicable, of the payment to the competent tax authorities.

(g)	The Lending Bank, identified as a Qualified Bank within the meaning of letters (c) or (d) of the definition of “Qualified Bank” referred to in Article 1.1 (Definitions) above, undertakes to cooperate in order to provide the Borrower, within 5 Business Days prior to the interest payment date provided for by this Agreement, with any certification, document, including, where provide for, the Affidavit, the Declaration of Exemption (drawn up according to the model provided in Annex 6 (Declaration of Exemption) and/or information required for the Borrower to be able to make such payments without the application of any Tax Withholding.

10.4.             Tax indemnities

(a)	Save as provided for in paragraph (b) below, the Borrower undertakes to indemnify the Lending Bank and hold it harmless in respect of any cost, loss, charge or tax liability (by way of principal, interest and any penalties incurred by the Lending Bank) existing at any time, that it should incur, even following the full repayment of all the sums due pursuant to the Financial Documents, in relation to payments received or receivable pursuant to any of the Financial Documents, provided it is reasonably incurred and duly documented.

(b)	The provisions of paragraph (a) above shall not apply:

(i)	to the Charges paid by each Lending Bank calculated with regard to their taxable income (or those relating to an equivalent aggregate tax base as defined in the relevant national tax provisions on income tax, including, by way of example but not exhaustively, IRAP [regional production tax]); or

(ii)	if the cost, loss, charge or tax liability is offset by the Borrower pursuant to another provision of this Agreement or another Financial Document (or would have been if an exception to that provision had not applied); or

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(iii)	to a FATCA Withholding; or

(iv)	if the cost, loss, charge or tax liability derives from the conduct or gross negligence of the Lending Bank.

(c)	If it believes it has a right to an indemnity pursuant to paragraph (a) above, the Lending Bank shall promptly notify the Borrower of the event that has or will give rise to the indemnity itself.

10.5.             Tax Credits

(a)	If the Borrower has provided a Tax Indemnity or paid an Additional Amount and the Lending Bank determines in good faith that:

(i) the Tax Indemnity or the payment of the Additional Amount has given rise to a Tax Credit; and

(ii) the Lending Bank has used that Tax Credit;

the Lending Bank shall pay the Borrower an amount which shall be determined by it in good faith, equal to the amount of the actual benefit derived for the aforesaid party from obtaining such Tax Credit, so that, after paying that amount to the Borrower, the Lending Bank is in the same position as it would have been in if the Additional Amount or the Tax Indemnity had not been payable by the Borrower. The Lending Bank is in no event required to keep the Borrower informed of its tax and accounting position.

If the Lending Bank makes a payment pursuant to paragraph (a) above and subsequently finds that the Tax Credit relating to which that payment was made was not allowed, or has been refused or that it is unable to use that Tax Credit in full, the Borrower shall, within 10 (ten) Business Days of the Lending Bank’s written request, repay to the Lending Bank itself an amount which shall be determined by it in good faith, so that, following such repayment, the same Lending Bank is in the same financial position, net of the tax effect, as it would have been in if the Tax Credit had been obtained and fully used and recognized.

10.6.             Value added tax

(a)	All amounts payable by the Borrower pursuant to this Agreement (including the amounts due by way of indemnity or repayment) shall be deemed to exclude VAT (or other similar Charges) applicable thereto. If such Charges should be applicable, the Borrower required to make the payment pursuant to this Agreement shall pay the amount of such Charges to the Lending Bank at the same time, as well as the amount owing by it.

(b)	The Loan transaction referred to in this Agreement constitutes a transaction falling within the scope of application of VAT as an exempt transaction, pursuant to articles 3 and 10(1)(1) of Presidential Decree No. 633 of 26 October 1972 (“VAT Decree”).

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10.7.             FATCA Withholding

(a)	Each Party may apply the FATCA Withholding required by the FATCA Legislation, and make the payments requested with regard to the FATCA Withholding, and no Party shall be required to increase the payment liable to the FATCA Withholding or in any event to indemnify the beneficiary in respect of the payment made in relation to the FATCA Withholding.

(b)	Each Party aware of its obligation to apply a FATCA Withholding in relation to a payment due by it (or of changes in the rate of the FATCA Withholding) shall promptly notify the beneficiary of the payment, the Borrower and the Lending Bank thereof.

11.             HIGHER CHARGES

11.1.             Higher Charges

Save as provided for below in this Article 11 (Higher Charges), the Borrower shall pay to the Lending Bank, within 10 (ten) Business Days of the relevant written request, the amount of any Higher Charge borne by the Lending Bank following:

(a)	the introduction of a legal or regulatory provision, or a change in a legal or regulatory provision; or

(b)	a change in the interpretation or application of a legal or regulatory provision;

after the Date of Signature;

or, alternatively, repay in full the portion of the Loan provided by the Bank, and pay the interest and any other amount due within 30 (thirty) Business Days of the information notice referred to in Article 11.3 (Information Notice) of this Agreement.

11.2.             Exceptions

The Borrower shall not be required to make any payments owing to Higher Charges if the Higher Charge:

(a)	is offset pursuant to another provision of this Agreement (or is not owing to an express exception to that provision);

(b)	is represented by the overall net income tax of the Lending Bank or one of its Associates;

(c)	is attributable to the default by the Lending Bank or by one of its Associates on legal or regulatory provisions; or

(d)	is attributable to a FATCA Withholding.

11.3.             Information Notice

The Lending Bank shall inform the Borrower of the circumstances giving rise to the Higher Charge and the amount thereof determined in good faith.

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12.             COOPERATION

12.1.             Cooperation

(a)	The Lending Bank, on consultation with the Borrower, shall endeavor to mitigate the effects of events or situations giving rise or that may give rise to:

(i)	a Tax Indemnity or Higher Charge borne by the Borrower;

(ii)	the Lending Bank’s right to request the early repayment or cancellation of the Loan owing to violation of the law; or

(iii)	reserve charges imposed by the European Central Bank.

(b)	The Lending Bank shall not be required to undertake any action pursuant to this Article 12.1 (Cooperation) if that may cause it any loss, based on the Lending Bank’s reasonable opinion.

(c)	The Borrower shall be required to indemnify the Lending Bank for all costs and expenses reasonably borne and duly documented by the Lending Bank following any measure adopted by it pursuant to this Article 12.1 Cooperation).

12.2.             Management of the Lending Bank’s activities

Notwithstanding any other provision of this Agreement, the Bank:

(a)	may freely manage and organize its activities (in the tax field and in any other field) without any constraints or interference;

(b)	shall not be required to disclose any data or information on its activities (in the tax field or in any other field) or on the procedure for determining its own tax burden.

13.             PAYMENTS

13.1.             Place

Save as otherwise specified, all the payments to be made to the Lending Bank pursuant to the Financial Documents shall be made into the Current Account indicated by the Lending Bank.

13.2.             Currency

The payments to be made to the Lending Bank pursuant to the Financial Documents shall be made in euros with value established on the date on which the payment is due and at the time and with the procedure specified by the Lending Bank having regard to market practice in the place and with regard to the currency of payment.

13.3.             Foreign Currencies

(a)	The amounts relating to the repayment of costs and expenses shall be payable in the currency in which they have been incurred.

(b)             Any other amount payable pursuant to the Financial Documents shall be payable in euros.

13.4.             Business Days

If a payment pursuant to the Financial Documents has to be made on a date that is not a Business Day, the payment shall be made on the immediately following Business Day or, if that Business Day falls in the following month, on the immediately previous Business Day, provided in any event that it is not after the Final Expiry Date.

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13.5.             Due Dates

If the Financial Documents do not expressly indicate when a certain amount is due, the relevant payment shall be made within 5 (five) Business Days of the Lending Bank’s request.

13.6.             Partial payments

Without prejudice to the provisions of Article 5.1 (Utilizations), if not otherwise provided for, if the Lending Bank receives a partial payment of the amount due and payable by the Borrower, that payment shall be allocated in accordance with the Financial Documentation in the following order of application:

(i)	firstly, to the repayment of the expenses, fees and indemnities payable by the Borrower to the Lending Bank, pursuant to this Agreement;

(ii)	secondly, to the payment to the Lending Bank of the Costs of Reuse, if due;

(iii)	thirdly, to the payment to the Lending Bank of any default interest accrued on the Amount drawn down by the Borrower prior to or on the date on which the early repayment is made and any surplus amount to the payment of interest accrued up to that date;

(iv)	fourthly, to the repayment to the Lending Bank of the amounts drawn down on the existing Revolving Credit Line.

14.             REPRESENTATIONS

14.1.             Representations

The Borrower represents and warrants to the Lending Bank for itself and, where applicable, for its Subsidiaries, as indicated in this Article 14 (Representations), save as otherwise expressly permitted by the other provisions of this Agreement.

14.2.             Capacity

(a)	The Borrower is a limited company set up in the form of a joint-stock company, regularly established and existing in accordance with the current legal provisions and has full legal capacity to carry out the activities currently carried out.

(b)	Each Relevant Subsidiary is a limited company regularly established and existing in accordance with the current legal provisions and has full legal capacity to carry out the activities currently carried out.

14.3.             Powers

The Borrower may validly conclude and implement and has obtained and is in possession of any authorization necessary to validly conclude and implement the Financial Documents to which it is or will be a party and the transactions provided for by them and such authorizations are valid and effective.

14.4.             Validity

The obligations assumed by the Borrower pursuant to the Financial Documents are binding, valid and effective in accordance with the respective terms and conditions.

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14.5.             Absence of violations of the law, articles of association or contracts

(a)	Neither the signature nor the implementation by the Borrower of the Financial Documents or of the transactions contemplated therein violates:

(i)	any legal or regulatory provision applicable thereto;

(ii)	any provision contained in its articles of association; or

(iii)	any agreement or other act binding on the Borrower, if such violation may have a Material Adverse Effect.

(a)	The signature and implementation of the Financial Documents are instrumental to the achievement of the purpose sought by the Borrower as indicated in its objects.

14.6.             Absence of Material Events

(a)	No Material Event exists or will occur as a result of signature of the Financial Documents or the performance of any of the transactions provided for therein.

(b)	No event exists that constitutes default pursuant to any agreement or other act binding on the Relevant Subsidiaries that may have a Material Adverse Effect.

14.7              Authorizations

Each Relevant Subsidiary is in possession of all the authorizations necessary to carry out its activities as carried out up to the Date of Signature.

14.8              Basic Balance Sheet

(a)	The Basic Balance Sheet has been drawn up clearly and substantially in accordance with the Accounting Principles.

(b)	As from the date of the Basic Balance Sheet, there has been no change in the Group’s asset, economic or financial position that might have a Material Adverse Effect.

14.9              Financial statements, half-yearly reports and monthly reports

(a)	The annual financial statements submitted to the Lending Bank at any time pursuant to Article 15.1 (Financial statements and half-yearly reports) have been drawn up in accordance with the Accounting Principles and provide a true and fair view of the asset and financial position and of the economic result for the financial year of the company to which they refer or, if consolidated, of the Group, at the reference date.

(b)	The half-yearly reports submitted to the Lending Bank at any time pursuant to Article 15.1 (Financial statements and half-yearly reports) provide a true view of the Group’s economic and asset position at the reference date.

(c)	As from the date of the most recent financial statements and half-yearly reports submitted to the Lending Bank pursuant to this Agreement, no change has occurred in the Group’s activities or asset, economic or financial position such as to give rise to a Material Adverse Effect.

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14.10            Fulfilment of the legal obligations

(a)	The Borrower and the other Relevant Subsidiaries have correctly complied with all the legal and regulatory provisions applicable thereto, including the tax, social security and environmental provisions, default on which may have a Material Adverse Effect.

(b)	As far as the Borrower is aware, no-one among the Borrower, any of its Subsidiaries and Associates or the directors, managers, employees, agents and/or representatives thereof is involved on the date of signature of this Agreement in any activities or conduct that could significantly violate a legal or regulatory provision on combating bribery, corruption, money laundering and terrorist financing in any relevant jurisdiction and each of such companies has adopted and maintains policies and procedures in order to prevent the violation of such legal or regulatory provisions.

14.11            Fulfilment of the contractual obligations

The Borrower and the other Relevant Subsidiaries have not defaulted on any contract arranged or obligation assumed within the scope of their activities, in cases in which default may have a Material Adverse Effect.

14.12            Disputes

No disputes exist or have been threatened in writing against any Relevant Subsidiary that are reasonably likely to have an unfavorable outcome and that, in the event of an unfavorable outcome, are such as to give rise to a Material Adverse Effect.

14.13            Charges

(a)	Each Relevant Subsidiary has duly and fully paid any relevant Charge payable by it, except for the Charges forming the subject of bona fide disputes for which it has set aside a suitable reserve in accordance with the Accounting Principles.

(b)	No claim has been made against any Relevant Subsidiary in relation to any Charge and/or social security or welfare contribution such as to give rise to a Material Adverse Effect.

(c)	The Relevant Subsidiaries are not required to make outstanding payments based on a payment card or other similar collection document such as to give rise to a Material Adverse Effect.

(d)	The Relevant Subsidiaries have submitted, within the periods and in the manner stipulated by law, all income declarations, other tax declarations and documentation relating to the social security and welfare contributions that have to be submitted by them. Such declarations and such documentation accurately observe all the Relevant Subsidiaries’ tax and contribution obligations for the relevant reference periods.

(e)	Each Relevant Subsidiary has regularly, correctly and promptly collected and paid all the withholdings applicable by law on the sums paid by them.

14.14            Intellectual and Industrial Property

(a)	Each of the Relevant Subsidiaries has the legitimate use of all the Intellectual and Industrial Property necessary to carry out its activities as currently carried out.

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(b)	The Intellectual and Industrial Property of each of the Relevant Subsidiaries is valid and does not violate third party rights, either in Italy or abroad (within the limits in which the invalidity or violation may have a Material Adverse Effect) and the same companies have free use and full availability thereof.

14.15            Ownership and availability of assets

Each of the Relevant Subsidiaries has the free availability or the legitimate use of all the tangible and intangible capital goods necessary to carry out its activities.

14.16            Accuracy and completeness of the information

(a)	All the information supplied by the Borrower to the Lending Bank with regard to the Financial Documents is true, complete and accurate from any material aspect on the date on which it has been issued or that on which it is established that it is repeated.

(b)	No Relevant Subsidiary has failed to provide any information which, if known, could render the information supplied false or misleading from any material aspect e.

14.17            Pari passu

The payment obligations assumed by the Borrower pursuant to the Financial Documents are not subordinate to any unsecured obligation assumed by the Borrower and shall at least place them at the same level in relation to the rights of all the Borrower’s other unsecured and non-subordinated creditors, except for the privileges established by law.

14.18            Insolvency

On the Date of Signature, no Relevant Subsidiary is insolvent or is any of the situations provided for by articles 2446 and 2447 of the Civil Code or 2482, 2482-bis and 2482-ter of the Civil Code (or, in the case of non-Italian companies, by similar provisions applicable) or is subject to business crises or temporary difficulties in fulfilling its obligations or is in any position that may give rise to the liquidation or winding-up thereof. No Relevant Subsidiary has been declared bankrupt, or has undertaken any action to make any declaration of bankruptcy or to subject any of them to any other insolvency proceedings or to voluntary liquidation or winding-up.

14.19            Financial indebtedness

On the Date of Signature, no Relevant Subsidiary has defaulted on any obligation assumed in relation to its Financial Indebtedness.

14.20            Insurances

Each Relevant Subsidiary has arranged and holds adequate insurance policies in accordance with the criteria normally adopted in the sector in which it operates.

14.21            Related-Party Transactions under market conditions

Each Relevant Subsidiary performs transactions with its Related Parties under market conditions.

14.22            Centre of main interests and establishment

The Borrower declares that its “centre of main interests”, according to the definition provided in Article 3(1) of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings (the “2000 Regulation”) and the definition provided in Article 2(4) of Council Regulation (EC) No. 848/2015 on insolvency proceedings (the “2015 Regulation”), is situated in the territory of the Italian Republic and also declares that it has no other “establishment”, according to the definition provided in Article 2(h) of the 2000 Regulation and in Article 2(10) of the 2015 Regulation, in any other jurisdiction.

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14.23            Sanctions

Neither the Borrower nor any member of the Group nor, as far as the Borrower is aware, any of the relevant directors is currently the object of any Sanction, subjected to Sanctions or in violation of any Sanction.

14.24            Financial assistance

The Borrower represents and warrants that no amount of the Loan is or will be used by it for the performance of transactions for the purchase of or subscription for shares in the Lending Bank (or other instruments enabling it to purchase or subscribe for shares in the Lending Bank) in violation of article 2358 of the Civil Code, even though subsidiary companies, trusts or through an intermediary.

14.25            Anti-corruption, anti-money laundering and combating terrorist financing

The Borrower declares that:

(i)             it and each of the Relevant Subsidiaries have adopted and maintain internal protocols and procedures in order to prevent violations of the provisions on anti-corruption, anti-money laundering and the combating of terrorist financing and have carried out, in any event within the limits required by the applicable legislation, any activities necessary to prevent the violation of any rule on anti-corruption, anti-money laundering and the combating of terrorist financing; and

(ii)             neither it nor any Relevant Subsidiary nor any director, manager, executive or employee of such companies has violated any legislation applicable to the Relevant Subsidiaries on anti-corruption, anti-money laundering and combating terrorist financing.

14.26            Repetition and renewal of the representations

(a)	The representations referred to in this Article 14 (Representations) are issued by the Borrower on the Date of Signature.

(b)	Except in the case where a representation refers to a specific date, each representation shall be deemed to be repeated by the Borrower on the date of dispatch of each Utilization Request and of each Renewal Request, on each Utilization Date and on the Final Expiry Date.

(c)	When a representation is repeated, it refers to the state of affairs existing at the time of the repetition.

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15                 OBLIGATIONS TO PROVIDE INFORMATION

15.1              Financial statements

The Borrower undertakes to send the Lending Bank, even in electronic format, within 180 days of the end of the financial year:

(i)	its financial statements, certified by a leading firm of auditors; and

(ii)	the Group’s consolidated financial statements (if there are Associates of the Borrower) certified by a leading firm of auditors;

15.2              Form of the financial statements

(a)	The Borrower undertakes to ensure that each financial statement sent to the Lending Bank pursuant to Article 15.1 (Financial statements) is drawn up in accordance with the Accounting Principles and all applicable legal or regulatory provisions.

(b)	The Borrower undertakes to ensure that each annual financial statement submitted to the Lending Bank at any time pursuant to Article 15.1 (Financial statements) provides a true and fair view of the asset and financial position of the Borrower or, if consolidated, of the Group, on the date on which it has been drawn up.

15.3              Certificate of Compliance

(a)	The Borrower shall send the Lending Bank a Certificate of Compliance together with each financial statement to be sent pursuant to this Agreement.

(b)	The Certificate of Compliance shall be signed by an authorized signatory and accompanied by a report signed by the Group auditors which shall be in line with the standards of the Associazione Italiana Revisori Contabili.

15.4              Information - miscellaneous

The Borrower shall provide the Lending Bank with the following:

(a)	promptly after delivery thereof, a copy of all the documents submitted by the Borrower to its creditors in general (or categories of creditors);

(b)	promptly, once it becomes aware thereof, reasonably detailed information on any dispute in which a Relevant Subsidiary is involved that will have a reasonably unfavorable outcome or that, in the event of an unfavorable outcome, will give rise to a Material Adverse Effect;

(c)	promptly, the information and documentation requested by the Bank for the purposes of observance of Law No. 231/2001 and/or the anti-money-laundering legislation (know your customer); and

(d)	promptly, on written request, a list of its Subsidiaries updated from time to time.

15.5              Notification of a Material Event

The Borrower undertakes to promptly inform the Lending Bank of any Material Event (and of any actions undertaken to remedy it), once it becomes aware of the occurrence thereof.

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15.6              Financial year

Any change in the date of the financial year made by the Borrower shall obtain the Lending Bank’s prior, written consent (which may not be unreasonably refused). In such event, the Parties, acting in good faith and with due diligence, shall make any relevant amendment to the Financial Documents.

15.7              FATCA information notice

(a)	Save as provided for in paragraph (c) below, each Party shall, within 10 Business Days of another Party’s reasoned request:

(i)	confirm whether it is or is not an Exempt FATCA Person;

(ii)	provide the documentation and information on its status pursuant to the FATCA Legislation reasonably requested by the Party or by the Sub-Participant in order to fulfil its obligations pursuant to the FATCA Legislation; and

(iii)	provide the documentation and information on its status reasonably requested by the Party in order to fulfil its obligations pursuant to any applicable legislation (including legislation on the exchange of information).

(b)	If a Party has confirmed that it is an Exempt FATCA Person pursuant to paragraph (a) above and subsequently becomes aware that it does not hold that capacity, or that it ceases to be an Exempt FATCA Person, it shall promptly give the other Party reasoned notification thereof.

(c)	It remains understood that paragraph (a) above shall not bind the Lending Bank, and that paragraph (a)(iii) above shall not bind any Party, to perform any acts that may, in their reasonable opinion, constitute a violation of a law or regulation applicable thereto or a fiduciary obligation or a confidentiality constraint binding thereon.

(d)	If a Party fails to confirm that it is an Exempt FATCA Person and fails to provide the documentation and information requested pursuant to paragraphs (a)(i) and (a)(ii) above, that Party shall not be considered to be an Exempt FATCA Person for the purposes of the Financial Documents, until the Party or Sub-Participant provides the confirmation, documentation and other information requested pursuant to this Article.

16            FINANCIAL COMMITMENTS

(a)             1. Definitions

For the purposes of this Article 16 (Financial commitments):

“Acceptable Bank” means:

(a)   any bank that has a short-term minimum credit rating of A-2 issued by Standard & Poor’s Rating Services, F2 by Fitch Ratings Ltd or P-2 by Moody’s Investor Services Limited or, in the case of a bank established and having its principal place of business in Italy and authorized by Banca d’Italia, that has a short-term minimum credit rating of A-3 issued by Standard & Poor’s Rating Services, F3 by Fitch Ratings Ltd or P-3 by Moody’s Investor Services Limited or any bank or bank subsidiary operating in countries having a lower credit rating than those indicated above, provided that it belongs to a banking group with a credit rating at least equal to those indicated above; or

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(b)   any other bank or other financial person approved by the Bank at the Borrower’s request.

“Cash and other instruments that may be readily liquidated” means, at a consolidated level, cash, including credit balances in bank current accounts provided they are immediately free and available; and:

(a)	certificates of deposit maturing within one year of the relevant Calculation Date, issued by an Acceptable Bank;

(b)	investments in bonds issued or backed by the government of the USA, UK or a Member State of the European Union (excluding Greece), or by their government entities or agencies with a similar rating, maturing within one year of the relevant Calculation Date, provided they are not convertible into other securities;

(c)	investments that can be liquidated in not more than thirty days in monetary or currency funds that have a minimum rating of A1+ issued by S&P or P1 by Moody’s and that invest mainly in transferable securities with the characteristics referred to in paragraph (c) above;

(d)	assets under management mandate with the following characteristics:

-	management characterized by a risk management measure represented by a maximum VaR of 5% over a timespan of one month with a confidence interval of 99%;

-	management characterized by a Benchmark investment strategy, with the presence of securities representing the risk capital, or in any event convertible into risk capital, and units and/or shares in balanced, share or flexible CIUs, up to 45% of the asset value;

(e)	assets invested in 100% protected capital Certificates issued by leading Italian banks, listed on the Borsa Italiana;

(f)	assets invested in Luxembourgian Sicav or Bond, Balanced, Flexible or Multi-Asset Mutual Investment Funds, with a maximum SRRI indicator (Kiid risk indicator) equal to 3 (medium/low);

(g)	other transferable securities approved by the Lending Bank.

“Extraordinary Cost” means any cost or expense that has been incurred once only as an exception and is extraordinary and non-recurring in nature.

“Calculation Date” means, as from 31 December 2022, included, 30 June and 31 December each year.

“Consolidated EBITDA” means, at a consolidated level, without any duplication of calculations:

(a)             the net profit or loss; plus

(b)             direct taxes, IRAP and any extraordinary loss; minus

(c)             any extraordinary revenues and any revaluation; plus

(d)             any impairment, except for the impairment of trade receivables, Consolidated Net Financial Charges, goodwill amortization, apportionments to risk provisions, apportionments to the bad debt provision, other apportionments, amortization and depreciation of tangible and intangible fixed assets and any effect deriving from the application of IAS 17 and the relevant documents of interpretation even if not provided for by the Accounting Principles that may be deduced from the Borrower’s consolidated financial statements.

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“Financial Indebtedness” means any indebtedness relating to:

(a)           financing and loans of any type made with any technical form;

(b)           bonds and credit instruments issued in any form and similar instruments;

(c)           financial lease agreements;

(d)	assignments of receivables and discount transactions, except for assignments of receivables without recourse with factoring companies as provided for by Accounting Principle 15 (“Receivables”) of the Consiglio Nazionale dei Dottori Commercialisti and of the Consiglio Nazionale dei Ragionieri [National Association of Accountants], as amended by the OIC (Organismo Italiano di Contabilita);

(e)	payment deferred by more than 180 (one hundred and eighty) days of the purchase price of any goods or services;

(f)	transactions in derivatives (to that end, the mark to market value of the derivative if negative is deemed to be the value of the transaction o);

(g)	any counter guarantee or indemnity provided in respect of guarantees, bonds, letters of credit or other similar instruments issued by a bank, a financial intermediary or an insurance; and

(h)	without any duplication, any guarantee, indemnity or similar commitment relating to any of the items referred to in paragraphs (a) to (e) above.

“Consolidated Net Financial Indebtedness” means, at a consolidated level, the Financial Indebtedness related to the Group at any time referred to in paragraphs (a) to (e) of such definition, minus the Cash and other instruments that may be readily liquidated.

“Consolidated Net Financial Charges” means, at a consolidated level:

(a)	the cost of interest and fees relating to financial indebtedness except for the Financial Indebtedness deriving from and/or concerning:

(i)	transactions in derivatives (to that end, the mark to market value of the derivative if negative being considered to be the value of the transaction);

(ii)             any counter guarantee or indemnity or similar commitment provided by the Borrower;

(iii)	the Non-Utilization Fee and the Subscription and Structuring Fee; plus

(b)	exchange rate losses deriving from Financial Indebtedness expressed in currencies other than the euro or from other transactions performed in order to cover the exchange rate risks, costs and losses deriving from transactions performed in order to cover the risks of variation in interest rates and bank charges and fees, not capitalized; minus

(c)	interest receivable, exchange rate gains deriving from financial indebtedness expressed in currencies other than the euro or from other transactions performed in order to cover the exchange rate risks and revenues and profits deriving from transactions performed in order to cover the risks of variation in the interest rates.

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“Net Worth” has the meaning attributed to the item “NET WORTH” by Article 2424 (Balance sheet content) of the Civil Code, to be calculated at the consolidated level and in the light of accounting principle OIC 28.

“Reference Period” means a period of 12 (twelve) months ending on a Calculation Date.

16.2.             Financial commitments

The Borrower undertakes to observe the following financial commitments:

(a)	leverage ratio: the Consolidated Net Financial Debt on each Calculation Date shall not be higher than 2.5 times the Consolidated EBITDA for the Reference Period ending on that Calculation Date.

(b)	PFN/PN: [Net Financial Position/Net Worth]: the Consolidated Net Financial Debt on each Calculation Date shall not be higher than 2 times the Net Worth for the Reference Period ending on that Calculation Date.

16.3.             Reporting periods

The financial commitments referred to in Article 16.2 above (Financial commitments) shall be:

(a)	calculated based on the Accounting Principles;

(b)	checked, based on the data supplied by the Borrower with reference to the Reference Period, on each Calculation Date; and

(c)           notified to the Lending Bank by submission of a Certificate of Compliance.

16.4.             Accounting Principles

(a)	The Borrower undertakes to inform the Lending Bank of any change in the Accounting Principles on the basis of which the certified consolidated financial statements have been prepared and to promptly provide the Lending Bank with the following:

(i)	a full description of such changes; and

(ii)	sufficient information to enable it to make a suitable comparison between the financial position illustrated in the financial statements prepared based on the principles forming the subject of change and the financial position illustrated in the more recent certified financial statements sent to the Lending Bank pursuant to this Agreement.

(b)	In the event of a change in the Accounting Principles by the Borrower or by any of its Subsidiaries, the procedure for calculating the financial commitments referred to in Article 16.2 (Financial commitments) shall be redefined by the Borrower and subsequently checked in good faith by the Lending Bank (or by third parties appointed by it) to take such change into account. If that is not possible, the check on the financial commitments shall continue to be made based on the Accounting Principles adopted on the Date of Signature.

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16.5.             Remedies in the event of violation of the financial commitments

(a)	Violation, on any Calculation Date, of the commitments referred to in paragraphs (a) or (b) of Article 16.2 (Financial commitments) may be remedied by the payment of Own Resources to the Borrower (the “Relevant Amount”) within 30 Business Days of submission to the Lending Bank of the Certificate of Compliance indicating such violation, for an amount at least such as to allow, correcting the value thereof, observance of the financial commitment violated. Within that period, the Borrower shall provide the Lending Bank with a certificate, duly signed by an authorized representative of the Borrower, indicating that the financial commitment violated and recalculated pro forma taking into account the payment of the Relevant Amount complies with the provisions pursuant to Article 16.2 above.

(b)	The payment of the Relevant Amount shall be deemed to be (i) attributed to reducing the Net Financial Indebtedness; and (ii) made on the first day of the Reference Period.

(c)	The provision set out in paragraph (a) shall not be applied more than once during the lifetime of the Loan.

17.           COMMITMENTS

17.1.             Commitments

The Borrower’s obligations pursuant to this Article 17 (Commitments) shall remain in force until the claims held by the Lending Bank in respect of the Borrower deriving from this Agreement and from the Financial Documents have been fully satisfied.

17.2.             Authorizations

(a)	The Borrower shall promptly obtain, maintain and comply with the terms of any authorization required by legal or regulatory provisions in force in the individual countries in which it operates and necessary for it to be able to fulfil its obligations.

(b)	The Borrower undertakes to obtain and maintain all necessary authorizations to carry out its activities as carried out at any time.

17.3.             Fulfilment of the legal obligations

The Borrower shall fulfil all the legal and regulatory provisions applicable thereto (including environmental and tax laws), in cases where default shall be such as to give rise to a Material Adverse Effect.

17.4.             Pari passu

The Borrower shall ensure that its obligations deriving from the Financial Documents are not subordinate to any other obligation assumed by it, apart from the privileges laid down by law.

17.5.             Change of activities

The Borrower undertakes not to substantially change its activities in relation to those carried out on the Date of Signature.

17.6.             Mergers, extraordinary transactions and allocated assets

(a)	The Borrower undertakes not to perform Extraordinary Transactions that may give rise to a Material Adverse Effect without the Lending Bank’s prior consent which shall not be unreasonably refused and in any event without prejudice to any treasury share purchase transaction which the Borrower shall be entitled to perform for a maximum amount not exceeding that stipulated by its articles of association at any time.

(b)	It further remains understood that, if the Borrower is involved in a merger transaction, the person resulting from such merger shall be the Borrower.

(c)	The Borrower undertakes not to allocate assets to a specific matter pursuant to articles 2447 bis et seq. of the Civil Code.

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17.7.             Intellectual and Industrial Property

The Borrower shall maintain the validity of its Intellectual and Industrial Property and take any measure necessary or reasonably appropriate to protect the Intellectual and Industrial Property against any unpermitted enjoyment or use, within the limits in which it is necessary to avoid a Material Adverse Effect.

17.8.             Maintenance of insurance cover

The Borrower shall insure its activities and its assets with suitable insurance policies in accordance with the criteria normally adopted in the sector in which they operate.

17.9.             Charges

The Borrower undertakes to:

(a)	ensure that all the Charges howsoever payable by it at any time (including following changes in the tax regime or administrative regulations) are promptly and correctly paid within the periods permitted by law, except for any Charges disputed in good faith for which the Borrower shall promptly set up a suitable reserve or provide evidence, reasonably satisfactory to the Lending Bank, of the unfounded nature of the relevant claim;

(b)	submit, within the times and in the manner laid down by law, all income declarations, all other tax declarations and the documentation relating to the social security and welfare contributions, laid down by laws and regulations on taxes and contributions and ensure that such declarations and documentation accurately respect all tax and contribution obligations for the relevant reference periods;

(c)	regularly, correctly and promptly collect and pay the withholdings laid down by law applicable on the sums paid by it; and

(d)	maintain residence for tax purposes in Italy.

17.10.             Auditors

The Borrower undertakes to ensure that its consolidated financial statements are subjected to audit at any time and that the auditors are PricewaterhouseCoopers, Ernst & Young, KPMG o Deloitte & Touche or any other leading firm of auditors appointed by the Borrower.

17.11.             Collaboration in case of a Material Event

If a Material Event occurs, the Borrower undertakes to collaborate with the Lending Bank when the latter investigates the scope and consequences of such events as well as the circumstances giving rise thereto.

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17.12.             Shareholder loans

The Borrower shall ensure that any loan provided by its shareholders (or by Subsidiaries or Associates thereof) is subordinate (by way of principal and interest) to the full repayment of the Loan.

17.13.             Sanctions

The Borrower shall not use income from the Loan, either directly or indirectly, or render such income otherwise available to any associate, joint venture partner or other person: (i) in order to finance any activities or undertaking of or with a person or in a country or territory that, at the time of such financing, is a Sanctioned Party or a Sanctioned Country; (ii) or otherwise cause a violation of the Sanctions by anyone, including the Lending Bank.

17.14.             Negative Pledge

(a)	Without prejudice to the provisions of Article 17.14 (b) below, the Borrower undertakes not to grant to third parties Real Guarantees and/or personal guarantees with an aggregate value of more than €100,000,000 during the lifetime of the Loan (the “Guarantees Threshold”) without the prior consent of the Lending Bank, which may not be unreasonably refused.

(b)	The aggregate value of the Guarantees Beyond the Threshold existing at any time may never be taken into consideration for the purposes of calculating the Guarantees Threshold referred to in paragraph (a) above.

17.15.             Acquisitions

The Borrower undertakes, in relation to any acquisition of share capital of a company, a business or a business branch (the “Target”) whose value, to be calculated in the aggregate with the value of the other acquisitions made by the Borrower at any time in relation to the 12-month period preceding the acquisition of the Target as from the Date of Signature, is more than €200,000,000.00 (the “Acquisitions Threshold”), to submit to the Lending Bank, within 5 (five) Business Days preceding the proposed completion date of the acquisition of the Target and provided that the Acquisitions Threshold is actually exceeded, a declaration signed by an Authorized Signatory confirming that the financial commitments referred to in Article 16.2 (Financial commitments), calculated pro-forma, are observed during the Reference Period (as defined pursuant to Article 16.1 (Definitions) expired on the Calculation Date immediately preceding the completion date of the acquisition of the Target, it remaining understood that such declaration shall indicate the calculation methodology and the values used for such certification and without prejudice to the fact that the methodologies used for the calculations for certification purposes shall comply with the provisions of this Agreement (and in particular with Article 16 (Financial commitments)).

For the purposes of this Article 17.15 (Acquisitions):

“enterprise value” of an acquisition means the sum of the fee that would be payable for the acquisition (including the relevant costs and expenses) of 100% of the share capital of the company, business or business branch forming the subject of the Acquisition and the Financial Indebtedness of the company, business or business branch forming the subject of the acquisition at the time of the acquisition, net of the Cash and other instruments that may be readily liquidated remaining in the company, business or business branch after the acquisition; and

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“value” means the portion forming the subject of acquisition of the enterprise value of the company, business or business branch acquired or to be acquired.

It remains understood in any event that the Permitted Acquisition must be deemed to be expressly permitted pursuant to this Agreement and, therefore, completion of the Permitted Acquisition by the Borrower will not cause a violation of the provisions of this Agreement or an event deriving therefrom, pursuant to Article 18 (Material Events) of this Agreement;

17.16.             Loans

The Borrower undertakes not to agree to and/or grant any financing, loan, personal guarantee or other credit facility or in any event be an active party pursuant to any Financial Indebtedness to third parties other than the Group companies.

17.17.             Financial assistance

The Borrower undertakes not to use any amount of the Loan to perform transactions for the purchase of or subscription for shares in the Lending Bank (or other instruments enabling it to purchase or subscribe for shares in the Lending Bank) in violation of article 2358 of the Civil Code, even through subsidiary companies, trusts or through an intermediary.

17.18.             Anti-corruption, anti-money laundering and combating terrorist financing

The Borrower undertakes, for itself and for the other Relevant Subsidiaries:

(i)	not to request any use of the Revolving Credit Facility, or to use and ensure that the other Relevant Subsidiaries and their respective directors do not use, the income from the Revolving Credit Facility through the granting of loans or to render such income otherwise available to any subsidiary, joint venture or other person for any purpose that may give rise to a violation of the applicable legislation, including regulations, on anti-corruption, anti-money laundering and combating terrorist financing at any time applicable to the Borrower and to the Group;

(ii)	to observe, and to ensure that each Relevant Subsidiary observes, in carrying out its business activities, the legislation, including regulations, on anti-corruption, anti-money laundering and combating terrorist financing at any time applicable to the Borrower and to the Group; and

(iii)	to maintain internal protocols and procedures to promote and ensure observance of the legislation, including regulations, on anti-corruption, anti-money laundering and combating terrorist financing at any time applicable to the Borrower and to the Group.

17.19.             Clean Up Period

(A)             Without prejudice to the provisions of paragraph (B) below, and notwithstanding any different, additional provision of the Financial Documents, any:

(i)	inaccuracy, incompleteness and untruthfulness of a representation or warranty issued by the Borrower, even for and on behalf of the Group Companies and/or the Relevant Subsidiaries, pursuant to Article 14 (Representations) of this Agreement; or

(ii)	violation of a commitment or obligation assumed by the Borrower, even for and on behalf of the Group Companies and/or the Relevant Subsidiaries, pursuant to Articles 15 (Obligations to provide information) and 17 (Commitments) of this Agreement; or

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(iii)	Material Event pursuant to Article 18 (Material Events) of this Agreement;

shall not constitute an inaccuracy, incompleteness or untruthfulness of representations and warranties, or a violation of commitments or obligations, or shall not be deemed to be a Material Event, if:

(a)	it refers to the company forming the subject of the Permitted Acquisition or of any additional future acquisitions made by the Borrower in accordance with the provisions of this Agreement; and

(b)	it has taken place during the course of the 9 (nine) months after the completion date of the relevant acquisition; and

(c)	it would have constituted (in the absence of this provision) an inaccuracy, incompleteness or untruthfulness of representations and warranties, or a violation of commitments or obligations, or a Material Event, in each case, solely with regard to Sofar S.p.A. and/or any additional companies whose interests are acquired by the Borrower in the future in accordance with the provisions of this Agreement; and

(d)	it can be remedied and reasonable measures have been undertaken to remedy it; and

(e)	the circumstances giving rise thereto have not been caused or approved by the Borrower on the Utilization Date or thereafter; and

(f)            it does not have a Material Adverse Effect; and

(g)           it is effectively remedied within 9 (nine) months of the completion date of the relevant acquisition.

(B)	If the aforesaid violations persist after expiry of the 9th (ninth) month following the completion date of the relevant acquisition, the applicable provisions of this Agreement shall apply.

18.             MATERIAL EVENTS

18.1.             Material Events

Each of the events described in this Article 18 (Material Events) constitutes a Material Event.

18.2.             Non-payment

Non-payment on the due date of any amount payable by the Borrower pursuant to the Financial Documents with the procedure laid down by them, unless the non-payment:

(a)           is due solely to technical or administrative errors in the transfer of the funds; and

(b)           is made within 5 (five) Business Days of the due date.

18.3.             Financial commitments

Without prejudice to the provisions of Article 16.5 (Remedies in the event of violation of the financial commitments), the Borrower’s default on the provisions of Article 16 (Financial commitments).

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18.4.             Default on other obligations

The Borrower’s default on the provisions of the Financial Documents (save as provided for in Article 18.2 (Non-payment) or in Article 18.3 (Financial commitments)) or in Article 17 (Commitments) of this Agreement, unless such default

(i)            can be remedied; and

(ii)	is remedied within 20 (twenty) days of the earlier of the Lending Bank’s notification of default and the date on which the Borrower becomes aware of the default itself.

18.5.             Truthfulness of the declarations

The untruthfulness of any material aspect of any one of the declarations issued or repeated by the Borrower in any of the Financial Documents or in any document submitted by the Relevant Subsidiaries or on their own behalf pursuant to the Financial Documents, unless the state of affairs can be amended in such a way as to remedy the untruthfulness within 15 (fifteen) days of the earlier of the Lending Bank’s notification of the untruthfulness and the date on which the Relevant Subsidiaries become aware of the untruthfulness itself.

18.6.             Insolvency

The occurrence in respect of the Borrower of one of the following circumstances:

(i)            it is, or is considered for legal purposes, unable to regularly fulfil its obligations or is in any event insolvent;

(ii)           it admits its incapacity to regularly pay its debts when they fall due;

it ceases to pay its debts or indicates its intention to that effect for reasons other than a bona fide dispute over the relevant payment obligations;

(iii)	owing to financial difficulties, it commences negotiations with its creditors in order to ensure that its debt is rescheduled;

(iv)	it falls into any of the situations provided for by Article 2447 of the Civil Code or 2482, 2482-bis and 2482-ter of the Civil Code (or, in the case of non-Italian companies, by similar applicable provisions) and such situation is not remedied within the legal periods applicable at any time; or

(v)           a moratorium is declared in relation to its indebtedness or part thereof.

18.7.             Insolvency proceedings

(a)	Save as provided for below, the occurrence of one of the following circumstances in respect of the Borrower:

(i)	the commencement of negotiations by, and or the resolution of the competent corporate body of, the Borrower to commence negotiations for the restructuring of its debt through an arrangement with creditors, a recovery plan pursuant to article 67 of Royal Decree No. 267 of 16.3.1942 and the restructuring agreements pursuant to article 182-bis or the former article 182-septies of Royal Decree No. 267 of 16.3.1942, n. 267, a transfer of assets to creditors or similar agreements with its creditors;

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(ii)	the calling of a shareholders’ meeting for liquidation (or application for liquidation) or for submission of the application for admission to insolvency proceedings or the approval of such resolution;

(iii)	the submission or notification by a party of an application for admission to insolvency proceedings;

(iv)	the issue of an order for admission to insolvency or liquidation proceedings; or

(v)	the commencement in a jurisdiction of proceedings similar to those mentioned above.

(b)	Paragraph (a) shall not apply to the filing of an application for bankruptcy (or the initiation of other insolvency proceedings in any jurisdiction) submitted by a creditor, if (i) the application is disputed in good faith and with due diligence; (ii) the company concerned demonstrates to the Lending Bank that the application is clearly unfounded; and (iii) the application is extinguished within 45 (forty-five) Business Days.

18.8.             Suspension, interruption or change of activities

A Relevant Subsidiary suspends, interrupts or threatens to suspend or interrupt, or substantially changes its activities if such suspension, interruption, threat of suspension or interruption or substantial change in activities may have a Material Adverse Effect.

18.9.             Worsening of the claims

The occurrence of an event or a series of events (associated or otherwise) that have a Material Adverse Effect.

18.10.             Cross Default

The Borrower, within thirty days of the relevant due dates, defaults on any of its payment obligations to third parties deriving from the Borrower’s Financial Indebtedness, other than the Loan, for an amount exceeding €20,000,000.00 and/or the Borrower receives a repayment request from any bank or lending institution prior to the normal due date in relation to the Borrower’s Financial Indebtedness, other than the Loan (which results in termination of or withdrawal from the relevant contract due to a cause attributable to the Borrower) which is not followed within third days of the period indicated in the relevant repayment request with a payment or an agreement with the relevant entities and whenever such repayment request relates to a payment obligation for an amount exceeding €20,000,000.00.

18.11.             Remedies in case of a Material Event

(a)	If a Material Event exists, the Lending Bank shall have the right, to be exercised by written notification to the Borrower, to:

(i)	declare the occurrence of a Material Event; and/or

(ii)	withdraw from this Agreement; and/or

(iii)	declare that the acceleration clause shall be applied against the Borrower; and/or

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(iv)	in the case of the Material Events described in Article 18.2 (Non-payment), 18.3 (Financial commitments) and 18.4 (Default on other obligations), terminate this Agreement pursuant to article 1456 of the Civil Code.

(b)	In the event of withdrawal, application of the acceleration clause or termination pursuant to paragraph (a) above:

(i)	the Loan shall be immediately cancelled; and

(ii)	the Borrower shall repay to the Lending Bank in full any amount drawn down on the Loan, together with the interest accrued, default interest (if due) and fees up to the day of actual repayment, plus costs and expenses and any other amount due pursuant to the Financial Documentation, within 5 (five) Business Days as from the date of receipt of the notification referred to in paragraph (a) above.

(c)	The remedies provided for in this Article 18.12 (Remedies in case of a Material Event) shall be added to any remedy made available by the Bank pursuant to the law.

19.             PROOF

19.1.             Statements of account

The Lending Bank’s statements of account relating to this Agreement shall provide proof in any location and for all purposes of the claims against the Borrower except in the event of a material error, without prejudice to the Borrower’s right to subsequently dispute payment of the relevant item.

19.2.             Accounting records and results

The Lending Bank’s accounting records and results relating to the Financial Documents shall provide proof in any location and for all purposes of the claims indicated therein except in the event of a material error, without prejudice to the Borrower’s right to subsequently dispute payment of the relevant item.

19.3.             Calculation

The interest and fees payable pursuant to this Agreement shall accrue on a daily basis and shall be calculated for the actual number of days elapsed based on a year of 360 days.

20.             FEES

20.1.             Non-Utilization Fee

For the granting of the Revolving Credit Facility, the Borrower shall pay a non-utilization fee (the “Non-Utilization Fee”) in an amount equal to 13 bps of the amount of the Total Commitment not used and not cancelled at any time, as from the Date of Signature up to the end of the Period of Availability. Such Non-Utilization Fee shall be paid in arrears (i) on a half-yearly basis as from the Date of Signature; (ii) on the last day of the Period of Availability; and (iii) on the amounts cancelled, on the date on which the cancellation takes effect pursuant to this Agreement.

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20.2.             Subscription or Structuring Fee

The Borrower shall pay the Lending Bank a subscription or structuring fee (the “Subscription or Structuring Fee”) in an amount equal to 15 bps of the Total Commitment (equal to €225,000.00 (two hundred and twenty-five thousand)).

The Subscription and Structuring Fee shall accrue on the Date of Signature and shall be paid to the Lending Bank on the Date of Signature.

20.3.	For the purposes of payment of the Non-Utilization Fee and the Subscription and Structuring Fee (the “Fees”), the Borrower henceforth grants the Lending Bank an irrevocable mandate, as also conferred in the interests of the representative pursuant to article 1723(2) of the Civil Code – expressly authorizing it for that purpose – to debit the Current Account for a sum corresponding to the amount payable by the Borrower to the Lending Bank for the payment of the Fees due pursuant to paragraphs 21.1 and 20.2 above.

21.             INDEMNITIES AND COSTS OF REUSE

21.1.             Indemnities for currency

(a)	The Borrower undertakes to indemnify the Lending Bank with regard to any documented harmful consequence, higher cost or expense (without any duplication in relation to any further harmful consequence, higher cost or expense forming the subject of indemnity by the Borrower pursuant to the Financial Documents) incurred by the Lending as a result of:

(i)	payment to the Lending Bank of any amount payable by the Borrower pursuant to the Financial Documents; or

(ii)	conversion of that amount pursuant to a judgment, decree or other judicial or arbitration order; in a currency other than the currency having legal tender in Italy;

(b)	Save as otherwise required by law, the Borrower shall waive any rights it holds in any jurisdiction relating to the possibility of paying any amount pursuant to the Financial Documents in a currency other than the currency in which the amount has to be paid.

21.2.             Other indemnities

(a)	The Borrower undertakes to indemnify the Lending Bank with regard to any loss, cost, harmful consequence or funding expenditure incurred by it as a result of:

(i)	the occurrence of a Material Event;

(ii)	the non-payment by the Borrower of any amount pursuant to a Financial Document on the due date;

(iii)	(unless it is attributable to the Lending Bank) the failure to draw down a Utilization following dispatch of a Utilization Request;

(iv)	the lack of early repayment of the Loan (or part of the Loan) pursuant to a notification of early repayment; or

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(v)	the activities carried out by the Borrower if it reasonably considers that a Material Event exists.

(b)	The Borrower’s liability in each of the cases indicated above shall include any harmful consequence or funding expenditure, assumed or incurred to meet any amount payable pursuant to any Financial Document, any amount repaid or any Utilization.

21.3.             Costs of Reuse

(a)	The Borrower undertakes to pay the Lending Bank the Costs of Reuse incurred by it.

(b)	The Lending Bank shall inform the Borrower of the amount of the Costs of Reuse requested by the Lending Bank pursuant to this Article 21 (Indemnities and Costs of Reuse).

22.             COSTS AND EXPENSES

22.1.             Initial costs

The Borrower shall bear directly or, as appropriate, repay to the Lending the overall duly documented amount of the costs and expenses (including legal expenses in the amount agreed separately and notarial expenses) reasonably incurred by the Lending Bank in relation to the negotiation, drafting and signature of the Financial Documents.

22.2.             Subsequent costs

Save as provided for in paragraph (b) of Article 24.4 (Charges relating to the Transfers) and Article 22.1 (Initial Costs), the Borrower shall repay to the Lending Bank the overall duly documented amount of the costs, fees and, in the amount agreed separately, legal and notarial expenses and expenses of other advisors reasonably incurred by the Bank in relation to:

(a)	the negotiation, drafting and signature of any Financial Document signed after the Date of Signature; and

(b)	any amendment, waiver or consent requested by, or on behalf of, the Borrower or specifically permitted by this Agreement.

22.3.             Costs of enforcement

The Borrower shall repay to the Lending Bank the overall amount of the costs and expenses (including legal and notarial expenses) incurred by the Lending Bank in relation to the protection or enforcement of any right held by it pursuant to a Financial Document.

23.             CHANGES AND WAIVERS

23.1.             Procedure

Save as provided for in Article 23.2 (Exceptions) below, any provision contained in the Financial Documents may be amended or waived solely with the consent of the Borrower and the Lending Bank.

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23.2.             Exceptions

The Lending Bank’s rights or powers pursuant to the Financial Documents:

(a)           may be exercised whenever necessary;

(b)          are cumulative and not exclusive; and

(c)           may only be waived in writing and specifically.

The lack of or late exercise of the Lending Bank’s powers or rights pursuant to the Financial Documents shall not constitute waiver by the Lending Bank in any event.

24.             CHANGE IN THE PARTIES

24.1.             Transfers by the Borrower

The Borrower may not transfer any of the Financial Documents or the rights deriving therefrom without the Lending Bank’s prior consent.

24.2.             Transfers by the Lending Bank

(a)	The Lending Bank (the “Existing Lending Bank”) may assign or transfer, in full or in part, its Participating Share (a “Transfer”) to a Qualified Bank, or, solely in the case referred to in paragraph 24.2(c)(ii) below, to any third party duly authorized to carry out public financing activities pursuant to the legislation applicable at any time (the “Transferee”) with the procedure laid down in this Article 24.2.

(b)	Each Transfer shall be classified as a partial transfer of contract (or transfer of rights and releasing takeover of obligations). The Transferee shall take over the transferor’s share in this Agreement and in the other Financial Documents to which the Existing Lending Bank is a party, including all active and passive obligations connected therewith, without, however, constituting novation of this Agreement, the Financial Documents or any of the obligations provided for therein.

(c)	The Transfer shall take place following the Borrower’s written consent (which may not be unreasonably refused or delayed and shall be deemed to be given if not expressly refused within 15 (fifteen) Business Days of the request), without prejudice to the fact that the Borrower henceforth gives its consent to the Transfer if it takes place in respect of:

(i)	a Subsidiary or associate company or company forming part of the Lending Bank’s group; or

(ii)	any person whenever one of the Material Events described in Articles 18.2 (Non-payment), 18.3 (Financial commitments), 18.6 (Insolvency) and 18.7 (Insolvency proceedings) exists.

(d)	Following completion of a Transfer made pursuant to Article 24.3 (Transfer Procedure) and with effect from the Transfer Date:

(i)	the Existing Lending Bank shall be released from the obligations transferred pursuant to the Certificate of Transfer (and from any relevant obligation assumed pursuant to the Financial Documents); and

(ii)	the Transferee shall become a party to this Agreement in the capacity of Lending Bank and to the Financial Documents to which the Existing Lending Bank was a party in the capacity indicated in each Financial Document and shall assume obligations equal to those from which the Existing Lending Bank shall be released pursuant to paragraph (i) above.

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(e)	The Lending Bank may, with the Borrower’s prior, written consent which shall be deemed to be tacitly given, however, 15 Business Days after the relevant request, transfer all or part of its rights and obligations deriving from this Agreement, or transfer all or part of the receivables held in respect of the Borrower deriving from this Agreement, even pursuant to and for the purposes of Law No. 130 of 30 April 1999, provided that (i) the role of “Servicer” is performed by the Lending Bank; and (ii) following the transfer, all the decisions relating to the Loan previously made by the transferring Lending Bank shall be taken, within the scope of the mandate assigned thereto, by the relevant Servicer independently.

(f)	The Lending Bank may freely use the receivables deriving from the Loan at any time as “non-negotiable assets” to be set up as a guarantee in favor of the European Central Bank and/or Banca d'Italia for the refinancing transactions performed by the latter within the scope of the "Abaco" (collateralized bank assets) procedure, as regulated by the provisions governing the "Eurosystem’s monetary policy instruments" in force at any time, or within the scope of any other equivalent procedure existing at any time, it remaining understood that such use of the receivables (i) shall not release the Lending Bank from its obligations pursuant to the Financial Documents; and (ii) shall not give rise to the payment by the Borrower of any amount and shall not include the granting of greater rights than those provided in favor of the Lending Bank pursuant to the Financial Documents.

24.3.             Transfer Procedure

(a)	A Transfer shall be deemed to be completed when the Existing Lending Bank signs the Certificate of Transfer and submits to the Borrower a Notification of Transfer, together with an up-to-date copy of Annex 1 (Lending Bank).

(b)	The Transfer shall take effect as from the date of the Notification of Transfer or, if later, as from the date indicated in the Notification of Transfer (the “Transfer Date”).

(c)	The Borrower notes and accepts that the submission of the Notification of Transfer by the Lending Bank to the Borrower shall constitute adequate notification of the Transfer pursuant to and for the purposes of article 1407(1) of the Civil Code.

(d)	Any reference in this Agreement to the Lending Bank shall include the new Lending Bank but shall exclude the Existing Lending Bank if its Participating Share is equal to zero.

24.4.             Charges relating to Transfers

(a)	Stamp and registration taxes and other similar Charges applicable to the Transfers (including those relating to each Certificate of Transfer) and the relevant costs and expenses (including legal and notarial expenses) shall be borne solely by the Transferee except in the event that the Transfer takes place when a Material Event exists.

(b)	If:

(I)	the Lending Bank makes a Transfer or changes its Operational Branch; and

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(II)	as a result of the circumstances existing on the Transfer Date or the change of Operational Branch, the Borrower is required to pay and Additional Amount, Tax Indemnity or Higher Charge;

the Borrower shall be required to pay such Additional Amount, Tax Indemnity or Higher Charge solely in the amount that it would have been required to pay such amounts even if the Transfer or change of Operational Branch had not occurred.

25.             CONFIDENTIALITY

(a)	Each Party shall keep confidential and use for the purposes of this Agreement, and in any event for the Party’s ordinary activities, the confidential information and data supplied to it by, or on behalf of, another Party in relation to the Financial Documents. However, each Party may disclose information:

(i)	that is in the public domain, provided it is not a result of violations by the Party of this Article 25 (Confidentiality);

(ii)	in connection with any dispute;

(iii)	if it is required to do so pursuant to any legal or regulatory provision or a judicial or arbitration order, requested by any regulatory or tax authority, in connection with disputes, legal, judicial and arbitration proceedings or investigations and/or any public and/or independent authority;

(iv)	to the persons indicated in letter (f) of Article 24.2 (Transfers by the Lending Bank) above and in the context of the transactions described therein;

(v)	to its executives, employees, agents, auditors, collaborators and/or professional advisors and to the executives, employees, auditors, agents, collaborators and/or professional advisors of its Associates;

(vi)	within the limits permitted by paragraph (b) below; or

(vii)	with the consent of the other Parties.

(b)	The Lending Bank may disclose to an Associate or to any other person with which the Lending Bank has arranged an agreement including ordinary confidentiality obligations in view of the possible assignment or transfer of or participation in the Revolving Credit Facility a “participant”):

(i)	a copy of any Financial Document; and

(ii)	any information that the Lending Bank has acquired pursuant to or in relation to any Financial Document.

(iii)	The Lending Bank recognizes and accepts that some of the information supplied to it pursuant to the Financial Documents may constitute inside information pursuant to the legislation applicable at any time and that the use of such information may be limited or precluded pursuant to such legislation, including, by way of example and not exhaustively, the legal or regulatory provisions on abuse of inside information and market manipulation. The Lending Bank undertakes to use the information supplied to it pursuant to the Financial Documents in accordance with the legal and regulatory provisions applicable at any time.

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(c)           Without prejudice to the foregoing, the Lending Bank shall also have the right to supply to:

(i)	any person to which it intends to transfer all or part of this Agreement or the receivables deriving here from and to any group company, subsidiary or branch, legal representative, director, executive, employee, agent, collaborator and/or advisor of such person (including, if such person is a fund, any other fund managed by the same manager);

(ii)	any person with which contracts are arranged for the more efficient allocation and/or distribution of the credit risk in respect of the Borrower, or the rate and/or foreign exchange risk;

(iii)	any person with which the Lending Bank intends to perform transactions relating to the receivables held in respect of the Borrower and deriving from this Agreement;

(iv)	any company or third party with which the Lending Bank intends to conclude, either directly or indirectly, any “sub-participation” or any transaction pursuant to which payments must or may be made in relation to the Financial Documents (including any insurers, reinsurers, brokers, insurance companies with which the Lending Bank intends to arrange an insurance policy in relation to the Financial Documents), and any subsidiary or branch, legal representative and/or advisor to that company or entity;

(v)	any person investing in or otherwise financing (or that may potentially invest in or otherwise finance), directly or indirectly, one of the transactions referred to in paragraphs (i), (ii), (iv) or (v) above;

(vi)	any rating agency (including advisors thereto);

(vii)	any of their legal advisors or any notary involved in any of the circumstances indicated above;

information relating to the Agreement and the Financial Documents which they considered to be reasonably necessary for the transfer transactions referred to above provided that the person to which the information is notified has signed (prior to notification thereof) a confidentiality undertaking reasonably acceptable to the Borrower and the Lending Bank.

(d)	The provisions of this Article 25 (Confidentiality) shall remain in force for a period of 12 (twelve) months as from the first of the following dates: (i) the date of termination of this Agreement; and (ii) the date on which a Party has transferred its rights deriving from this Agreement.

26.             OFFSETTING

(a)	Each payment to be made by the Borrower shall be calculated and made without any deductions or offsetting against amounts (due or otherwise) payable to the Borrower.

(b)	The payments to be made by the Borrower may not be suspended or delayed even in the event of a dispute, even if judicial, brought by the Borrower or by third parties or howsoever based on any legislative, administrative or judicial order. Any exception, including those regarding offsetting, may only be applied after payment.

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27.             PARTIAL INVALIDITY

If any provision of a Financial Document is or becomes invalid or ineffective in any jurisdiction, such a circumstance shall not have any impact on:

(a)	compliance with the law or the validity or efficacy in that jurisdiction of any other provision of the Financial Documents; or

(b)	compliance with the law or the validity or efficacy in other jurisdictions of that or any other provision of the Financial Documents..

28.             COMMUNICATIONS

28.1.             Form of communications

(a)	All communications relating to the Financial Documents shall be made in writing and, unless otherwise established, may be delivered by hand or sent by post, telex, fax, email or other electronic means of communication approved by the Lending Bank.

(b)	For the purposes of the Financial Documents, communications sent in electronic format shall be deemed to be sent in writing.

(c)	Save as otherwise provided for, any consent or agreement requested pursuant to the Financial Documents shall be issued in writing.

28.2.             Address

(a)	For any communication pursuant to the Financial Documents, the Borrower indicates the following address:

Alfasigma S. p.A.

Via Ragazzi del 99, n. 5

40133 - Bologna

Email:           francesco.balestrieri@alfasigma.com;                 simona.cascia@alfasigma.com

stefano.pasi@alfasigma.com

Certified email: ALFASIGMASPA@LEGALMAIL. IT

FAO: Francesco Balestrieri

(b)	For any communication pursuant to the Financial Documents, the Lending Bank indicates the following address:

UniCredit S. p.A.

Large Corporate Centro Nord

Via de' Pescioni, n. 10

501 23 - Florence

Email: carmine.salzillo@unicredit.eu

Certificated email: CIB65021-PEC@PEC.UNICREDIT.EU

FAO: Carmine Salzillo.

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28.3.             Validity

(a)	Save as provided for below, any communication relating to the Financial Documents shall be deemed to have reached its destination:

(i)             if delivered by hand or sent by letter, at the time of delivery;

(ii)             if sent by email or certified email or other electronic instrument, upon receipt in a legible form.

(b)	Communications received on a day that is not a Business Day or after 17:00 shall be deemed to have been received on the following Business Day in that location.

29.             TAX TREATMENT

(a)	This Agreement, together with the relevant amending and implementing deeds, is not subject to the registration obligation, other than upon the occurrence of an event of (a) a case of use, pursuant to the Note to article 1, Tariff, part II, attached to Presidential Decree No. 131/1986, (b) declaration, pursuant to article 22 of Presidential Decree No. 131/1986; and (c) voluntary registration.

(b)	Upon the occurrence of an event giving rise to registration of the Agreement, deeds relating to transactions falling within the scope of VAT – even under the exemption regime, pursuant to article 10(1) of Presidential Decree No. 633/1972 – shall be liable to fixed registration tax, pursuant to articles 5 and 40 of Presidential Decree No. 131/1986.

(c)	Stamp tax on the Agreement, on the relevant amendments, on the statements of account on the loan report and on the related guarantees shall not be payable if the transaction is settled in a current account held by the Borrower with the Lending Bank, and the substitute effect of the stamp tax paid on the statements of current account therefore applies, pursuant to article 13, paragraph 2-bis, Note 3-ter, Tariff, Part I, Annex A to Presidential Decree No. 642 of 26.10.1972.

30.             AGREEMENT FORMING THE SUBJECT OF INDIVIDUAL NEGOTIATION

The Parties recognize and confirm that this Agreement, the Financial Documents and all the economic conditions provided for therein have been the object of individual negotiation pursuant to article 1, Section II of the so-called ‘Provisions on the Transparency of Banking and Financial Transactions and Services’ issued by Banca d’Italia on 29 July 2009, as subsequently amended and supplemented, respectively, on 20 June 2012 following the incorporation of the Directive on electronic money institutions (with publication in the Gazzetta Ufficiale della Repubblica Italiana [Official Gazette of the Italian Republic] on 30 June 2012) and, finally, on 18 June 2019 (with publication in the Gazzetta Ufficiale della Repubblica Italiana on 5 July 2019) (the Transparency Provisions) and, on that account, the Agreement, the Financial Documents [and] all the economic conditions provided for therein shall fall into the category of contracts ‘forming the subject of individual negotiation’ which are exempt from the application of the provisions contained in Section II of the Transparency Provisions. Consequently, the Agreement is not subject to the provisions of articles 1341 and 1342 of the civil code.

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31.             APPLICABLE LAW AND JURISDICTION

31.1.             Applicable law

This Agreement is governed by Italian law.

31.2.             Jurisdiction

In the event of any dispute over the Financial Documents, the Court of Milan shall have sole competence.

31.3.             Election of domicile

In the event of any dispute over the Financial Documents, the Borrower irrevocably elects domicile at its registered office.

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ANNEX 1

Lending Bank

Original Lending Bank	Participating Share (euros)
UniCredit S.p.A.	150,000,000.00

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ANNEX 2

Conditions precedent

Part I – Conditions precedent for the efficacy of the Agreement

1.	A copy of the Borrower’s memorandum and articles of association, if different from those already in the Lending Bank’s possession.

2.	If adopted, a copy of the resolution of the Borrower’s board of directors approving the terms of the Financial Documents and the transactions provided for therein or a copy of the documentation certifying the powers of one or more persons authorized to sign the Financial Documents to which the Borrower is a party.

3.	Specimen signature of the persons authorized to sign the Financial Documents and all the documents and communications provided for by the Financial Documents, if such persons are different from those who have already filed their signatures with the Lending Bank.

4.	Certificate of validity (containing certification of the absence of insolvency proceedings) of the Borrower issued by the Companies Register on a date not more than 7 (seven) Business Days prior to the Date of Signature.

5.	Documents relating to ‘Know your customers’ and the money laundering legislation with a positive result of the relevant procedures and, only if necessary for the purposes of observance of Law No. 231/2001 and the money laundering legislation (know your customer) submit documentation in addition to that already submitted to the Lending Bank, if different from that already in the Lending Bank’s possession.

6.	Original of the declaration made by a legal representative of the Borrower certifying that each document listed in Part I (Conditions precedent for the efficacy of the Loan Agreement) of this Annex 1 (Conditions precedent) is (as appropriate) true, complete, effective, agrees with the original and is in force on the Date of Signature.

7.             A copy of the Basic Balance Sheet.

Part II - Conditions Precedent for the drawdown and/or renewals of the Utilizations

1.	Absence, on the date of the relevant Utilization Request and/or Renewal Request and on the relevant Utilization Date and/or renewal date, of any Material Event.

2.	On the date of the relevant Utilization Request and/or Renewal Request and on the relevant Utilization Date and/or renewal date, the truthfulness, accuracy and correctness of the representations and warranties made pursuant to this Agreement.

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ANNEX 3

Part I – Utilization Request

To:

[UniCredit S.p.A.] [•]

[Date]

Loan Agreement for an overall sum of € [•]

on [•] (the “Loan Agreement”)

We refer to the Loan Agreement indicated above. The terms used in this Utilization Request shall have the meaning attributed to them in the Loan Agreement.

1.             We are applying to benefit from the Utilization indicated below:

Utilization Date: [•];

Amount: € [•];

Period of Interest: [1/3/6] months.

2.             We confirm that:

(a)	the conditions precedent referred to in Article 4 (Conditions precedent and subsequent) of the Loan Agreement have been fulfilled;

(b)	on the date hereof, the representations and warranties contained in the Loan Agreement are true and complete and no Material Event exists or will occur as a result of the Utilization.

3.	We hereby authorize your institution to credit the sums referred to in paragraph 1 above to the current account IBAN [•] in the name of [•] pursuant to and for the purposes of Article 5.1 (Utilizations) of the Loan Agreement.

For and on behalf of

[Borrower]

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Part II – Renewal Request

To:

[UniCredit S.p.A.] [•]

[Date]

Loan Agreement for an overall sum of € [•]

on [•] (the “Loan Agreement”)

We refer to the Loan Agreement indicated above. The terms used in this Utilization Request shall have the meaning attributed to them in the Loan Agreement.

1.             We wish to renew the Utilization indicated below:

Renewal date: [•];

Amount: € [•];

Period of Interest: [1/3/6] months.

2.	We confirm that, on the date hereof, the representations and warranties contained in the Loan Agreement are true and complete and no Material Event exists or will occur as a result of the Utilization.

3.             We hereby authorize your institution:

(a)             to debit the current account IBAN [•] in our name and opened at [•] for an amount equal to €

[•] on / by way of interest on the Revolving Credit Facility.

(b)	[if the amount forming the subject of renewal is lower than the Utilization when due] to debit the current account IBAN [•] in our name and opened at [•] for an amount equal to € [•] on / by way of repayment of the Revolving Credit Facility.

For and on behalf of

[Borrower]

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ANNEX 4

Transfer Documents

Part I

Certificate of Transfer

[On the Existing Lending Bank’s headed paper]

[New Lending Bank]

Date: [•]

Loan Agreement for an overall sum of € [•]

on [•] (the “Loan Agreement”)

Dear Sirs,

We refer to the Loan Agreement as we set out our proposal below (the “Proposal”).

1.	Where not otherwise defined, the terms used with a capital letter in this Certificate of Transfer shall have the meaning referred to in the Loan Agreement.

2.	[•] in the capacity of Existing Lending Bank transfers to [•] in the capacity of Transferee [its Participating Share/the amount of € [•]] to be applied to the Revolving Credit Facility pursuant to Article 24.3 (Transfer Procedure) of the Loan Agreement.

3.	The proposed date for the transfer is [•].

4.	The Transferee declares and confirms, for the benefit of the Existing Lending Bank and without any liability for the Borrower, that it is a person duly authorized to carry out public financing activities in Italy pursuant to the legislation applicable at any time.

5.	As from the effective date of the transfer, the Transferee shall become a party to the Loan Agreement in the capacity of Lending Bank and to the other Financial Documents to which the Existing Lending Bank is a party in the capacity of Lending Bank.

6.	The Transferee’s date for the purposes of the Loan Agreement are as follows:

[credit references/administrative references/payment instructions].

7.	[The Transferee is classified as a Qualified Bank pursuant to letter [•] of the definition of “Qualified Bank” referred to in Article 1.1.]

8.	The Transfer referred to in this Certificate of Transfer shall take effect as from the recording thereof by the Lending Bank.

9.	This Certificate of Transfer is governed by Italian law.

If you agree with the foregoing, please reproduce the wording of the contractual proposal on your headed paper and submit a copy thereof signed by you to indicate your full and unconditional acceptance.

[Existing Lending Bank]

56

Part II

Notification of Transfer

[On the Lending Bank’s headed paper]

To:

[Borrower]

Date: [•]

Loan Agreement for an overall sum of € [•]

on [•] (the “Loan Agreement”)

1.             Where not otherwise defined, the terms used with a capital letter in this Notification of Transfer shall have the meaning referred to in the Loan Agreement.

2.             We hereby submit the Certificate of Transfer signed between [Existing Lending Bank] and

[New Lending Bank] and an up-to-date version of Annex 1 (Original Lending Bank) to the Loan Agreement.

3.             We confirm that the [New Lending Bank] [falls/does not fall] under the definition of Qualified Bank.

4.             The effective date of the Transfer shall be [•].

[Lending Bank]

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ANNEX 5

Model Certificate of Compliance
[On the Borrower’s headed paper]

To:

UniCredit S. p.A.

[•]

Date: [•]

Loan Agreement for an overall sum of € [•] on [•] (the “Loan Agreement”)

We refer to the Loan Agreement indicated above. The terms with an initial capital used in this certificate shall have the meaning attributed to them in the Loan Agreement.

1.             This document is a Certificate of Compliance.

2.             It is confirmed that on [insert relevant Calculation Date]:

(a)           ratio between Consolidated Net Financial Indebtedness and Consolidated EBITDA:

the Consolidated Net Financial Indebtedness for the Reference Period ending on [insert relevant Calculation Date] was equal to [•] and the Consolidated EBITDA for the Reference Period ending on [insert relevant Calculation Date] was equal to [•]; consequently, the ratio between Consolidated Net Financial Indebtedness and Consolidated EBITDA for the Reference Period ending on [insert relevant Calculation Date] was equal to [•] where the relevant ratio referred to in the Loan Agreement is equal to [•];

(b)           ratio between Consolidated Net Financial Indebtedness and Net Worth:

the Consolidated Net Financial Indebtedness for the Reference Period ending on [insert relevant Calculation Date] was equal to [•] and the Net Worth for the Reference Period ending on [insert relevant Calculation Date] was equal to [•]; consequently, the ratio between Consolidated Net Financial Indebtedness and Net Worth for the Reference Period ending on [insert relevant Calculation Date] was equal to [•] where the relevant ratio referred to in the Loan Agreement is equal to [•];

3.             Details of the calculations producing the results referred to in paragraph 2 above are attached.

4.             We confirm that no Material Event exists on [insert relevant Calculation Date].

58

ANNEX 6

Declaration of Exemption

The undersigned [Name of legal representative], domiciled at [Domicile of the Lending Bank], legal representative of [Name of the Lending Bank] with registered office at via [•], [•], with a share capital of [•],

Whereas

Pursuant to article 26, paragraph 5-bis, of Presidential Decree No. 600 of 29 September 1973 (“Presidential Decree 600/1973”) as amended (i) by article 22 of Decree Law No. 91 of 24 June 2014, converted into law by Law No. 144 of 11 August 2014; (ii) by article. 10, paragraph 2, of Decree Law No. 133 of 12 September 2014, converted into law by Law No. 164 of 11 November 2014; and (iii) by article 6, paragraph 1, of Decree Law No. 3 of 24 January 2015, the withholding referred to in article 26, paragraph 5, of Presidential Decree 600/1973 does not apply to the interest and other income deriving from medium/long-term loans granted to companies resident for tax purposes in Italy by:

■      credit institutions established in Member States of the European Union;

■      entities identified in article 2(5)(4-23), of Directive 201 3/36/EU;

■	insurance companies established and authorized pursuant to the legislation of Member States of the European Union;

■	foreign institutional investors, even without tax liability, referred to in article 6, paragraph 1, letter b), of Legislative Decree No. 239 of 1 April 1996, subject to forms of vigilance in the foreign countries in which they are established.

In view of the foregoing, he declares

1.	that [Name of the Lending Bank] is the recipient and the beneficial owner of the interest accruing thereto pursuant to the Loan Agreement;

2.             (mark one of the following boxes, where applicable)

☐	that [Name of the Lending Bank e] is a credit institution established in a Member State of the European Union.

☐	that [Name of the Lending Bank] is an entity identified in article 2(5)(4-23), of Directive 201 3/36/EU.

☐	that [Name of the Lending Bank] is an insurance company established and authorized pursuant to the legislation of a Member State of the European Union.

☐	that [Name of the Lending Bank] is a foreign institutional investor, even without tax liability, referred to in article 6, paragraph 1, letter b), of Legislative Decree No. 239 of 1 April 1996, and is subject to forms of vigilance in the country in which it is established.

3.	that all the requirements laid down by article 26, paragraph 5-bis, of Presidential Decree 600/1973 are met and all the information contained in this declaration is correct and complete and that [Name of the Lending Bank] undertakes to give notice if one or more of the requirements described above no longer applies, and of any changes in the data and information supplied.

Place and date	Signature

***

59

If you agree with the Draft, please confirm your acceptance to us by sending us a letter reproducing the content of the Draft, duly signed on each page and signed to indicate your acceptance.

Regards,

Lending Bank

UniCredit S.p.A.

/s/ Stefano Selvetti

Name:

Title:

Name:

Title:

60